UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STERLING MINING COMPANY

(Exact Name of the Registrant as Specified in its Charter)

Idaho	82-0300575
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E

Coeur d’Alene, ID 83814

(Address of Principal Executive Offices and Zip Code)

(208) 666-4070

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.05

ITEM 1. BUSINESS

General

Sterling Mining Company (“Sterling,” “we,” or the “Company”) is engaged in the business of acquiring, exploring, and developing mineral properties, primarily those containing silver and associated base and precious metals. The Company was incorporated under the laws of the State of Idaho on February 3, 1903. The Company’s executive offices are located at 2201 Government Way, Suite E, Coeur d’Alene, Idaho 83814.

The Company was founded in 1903 by John Presley for the purpose of acquiring, exploring and, if warranted, developing mineral resource properties, primarily precious and associated base metals. The Company initially staked the East-West Link claims which are still held by the Company. In the first 30 years, early exploration included the driving of 6 tunnels onto the property and extensive sampling. In 1951, Day Mines and later associated entities leased the key Sterling property for exploration purposes. In 1996, Coeur d’Alene Mines (through a subsidiary) leased the original Sterling East-West link claims. In 1998, Sterling Mining embarked on an expansion program in the Silver Valley to add silver exploration prospects. Beginning with 340 acres of mining claims, this expansion program reached a total of over 15,000 acres under control by ownership, lease or option, by 2005.

In 2003, Sterling Mining signed a lease with option to purchase the Sunshine Mine, opening an office at the mine site. The Company began repairs and rehabilitation, began assembling a team to develop a new mine plan and business model for the mine, and in September 2003, began a surface exploration program. In 2004, Sterling returned to its roots, opening an office designated as its headquarters in Wallace, Idaho. The Company also acquired various mineral leases in the Silver Valley area and also in Montana. In 2004 and 2005, the Company also began operations and exploration in the Zacatecas region of Mexico, acquiring three projects.

Business Plan and Plan of Operation for 2006

The Company currently operates through four divisions: Sunshine, Silver Valley, Mexico and Exploration, with offices in Coeur d’Alene, Kellogg and Wallace, Idaho, and Zacatecas, Mexico. The Company’s mission is to become one of the principal publicly-traded primary silver companies in the world. Sterling’s corporate business plan is to (i) rapidly and aggressively expand its silver assets and production; (ii) explore and develop the Sunshine Mine for an eventual return to full and sustainable production; (iii) develop and implement a capitalization strategy to increase liquidity; and (iv) acquire or develop a pipeline of silver prospects and projects designed to provide leverage to silver and cash flow to support development of the Company’s flagship Sunshine Mine.

Sterling has identified the regional mineral geology of the Pacific Northwest, stretching the U.S. Canadian border south through Idaho then turning east into Montana, as a particularly favorable area for exploration. This area contains one of the richest silver districts in the world, the Coeur d’Alene Mining District. Within this district, Sterling is seeking through exploration or acquisition to build a portfolio of assets ranging from exploration prospects to former producing mines. The Company has chosen silver as the prime metal that it will seek to acquire and develop for several reasons, including favorable supply-demand ratios. The Company anticipates that it will take significant capital expenditures and holding costs to hold, purchase and develop the Sunshine Mine.

The Company’s prime objective is to return the Sunshine Mine to long-term sustained production; thus the Company has placed a heavy emphasis on a revised business plan, exploration and development, and the addition of an “upper country” exploration strategy, as part of its plan to methodically bring the project forward, as opposed to limited-scale production from known reserve pockets (per Sunshine historical records). In late 2005 and through the first half of 2006, the Company’s plans with respect to the Sunshine Mine include the finalizing of the Phase III Mine Planning Study, continuing ongoing surface infrastructure rehabilitation, and initiation of underground rehabilitation of infrastructure, and expansion of the surface and underground “upper country” exploration program. This will be followed by Phase III activities, which will include the following: continued renovation and development of the Sunshine Mine; addition of experienced mining professionals with underground mining experience; continued assessment of the cost of putting the Mine into production; review of a conceptual mine plan by an independent engineering firm; and development of a final mine plan.

During the first half of 2006, the Company will focus its Silver Valley and Montana exploration activities on geological research and analysis of the various Sterling properties, with an emphasis on ranking those properties according to mineral potential, physical access and type of work required. It is expected that planning and recommendations for geologic mapping, diamond drilling, geochemical sampling or geophysical investigation will be made for those properties demonstrating the most favorable geologic characteristics. Performance of work recommended will be based on Company strategy and scheduling priorities.

The Company’s business plan for its Mexican properties includes the following: bring the Barones property into initial production and expand capacity; conduct ongoing metallurgical tests, drilling and evaluation of the properties in order to develop an exploration program for the properties; and hire a local geologist. During the first half of 2006, the Company plans to continue initial exploration activities with a view to developing a more comprehensive development plan.

The Silver Market

The Company’s primary focus is on silver, and the worldwide demand for silver has exceeded newly-mined production for several years, the difference primarily being made up by re-melting of bullion and silver coins, and recycling. Much of the future value and/or viability of the Company will be partially dependant on the price of silver, which the Company is unable to control. However, the Company believes, and has directed its business strategy accordingly, that if the demand for silver exceeds production and this situation continues, at some point there is a possibility for silver prices to increase. However, there is no assurance this will occur.

For over 10 years the silver market has exhibited a shortfall of newly mined supply to annual industrial demand, while above ground inventories of silver appear to be declining. The shortfall has been met by scrap metal and recycling. It would appear this shortfall of newly mined silver to production, and dwindling inventories should at some point lead to a price increase to bring supply and demand in balance.

According to the Silver Institute, an international industry association of miners, refiners, fabricators and silver wholesalers, demand for silver has risen the past 15 years, increasing in the last five years to over 836.7 million ounces in 2004, with new production and recovery from scrap metal at under 720 million ounces resulting in a significant shortfall, made up by melting of existing silver and drawing down inventories (see “supply”). Increased demand is not only from the jewelry and photographic sectors, traditionally the largest users of silver, but also from growing demand for silver’s industrial uses in electrical devices and components such as computers and cellular telephones.

Approximately 73% of all newly mined silver comes as a by-product in the production of other metals such as gold or copper, thus to a certain degree this means that an increase in the price of silver does not automatically bring about an increase in production as it might other commodities. The mining industry is subject to an increasing amount of government regulation and environmental laws over the last 30 years and is highly capital-intensive, thus to put a new mine into production can take two to five years under the best circumstances.

Newly mined production in 2004 according to the Silver Institute was 634 million ounces, thus scrap metal, melting of existing silver and any other sources have been meeting the shortfall, with a corresponding decline in inventories worldwide evidently occurring annually. The principal silver-producing countries are Mexico, Poland, Peru, Chile, United States and Canada. Silver inventories are difficult to calculate worldwide as significant holders of silver, notably India and China, may have considerable amounts held in private and hence are unreported.

The Price of Silver and Sterling Mining Company

The price of silver can affect the Company in several ways. A current low price of silver may permit the Company to acquire silver assets at a lower cost than would otherwise be the case. However, a low silver price can have a depressing effect on the Company’s stock price and thus reduce chances for selling equity to raise exploration and development funds without unduly diluting current stockholders, and potentially reduce the chance of mergers or acquisitions at a fair price. An increasing price of silver can result in an increased stock price due to investors’ perceptions of the value of the Company and its assets, and can render projects economical. The Company believes a sustained silver price of $5.50 to $10 per ounce, depending on the project, is required, all other factors being positive, to permit the possibility of production by the Company.

Silver has traditionally served as a medium of exchange, much like gold. While silver continues to be used for currency, the current principal uses of silver are for industrial uses, primarily for electrical and electronic components, photography, jewelry and silverware. Silver’s strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely used industrial metal. Specifically, it is used in photography, batteries, computer chips, electrical contacts, and high technology printing. Silver’s anti-bacterial properties also make it valuable for use in medicine and in water purification.

The following table sets forth for the periods indicated the London Metal Exchange’s high and low settlement prices of silver in U.S. dollars per pound.

	Silver
Year	High	Low
2000	5.45	4.57
2001	4.82	4.06
2002	5.10	4.23
2003	5.96	4.37
2004	8.29	5.49
2005*	9.22	6.39

*	Through December 12, 2005

A further factor of importance for the Company is the price of silver and effect on larger companies and their exploration budgets and tendency to explore on promising prospects. Much of the Company’s land position requires a larger and better-capitalized company to fund exploration efforts, thus the interests and perceptions of these companies have a direct effect on the Company. The Company has sought to tailor its position accordingly by concentrating on a proven silver-producing area.

Employees

The Company currently has fifteen (15) employees in the United States and 30 full-time employees in Mexico. As circumstances require, the Company intends to utilize the service of consultants to provide additional services to the Company.

Competition

There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. The Company competes for the opportunity to participate in promising exploration projects with other entities, many of which have greater resources than the Company. In addition, the Company competes with others in efforts to obtain financing to explore and develop mineral properties.

Regulation

The Company’s activities in the United States are subject to various federal, state, and local laws and regulations governing prospecting, development, production, labor standards, occupational health and mine safety, control of toxic substances, and other matters involving environmental protection and taxation. It is possible that future changes in these laws or regulations could have a significant impact on the Company’s business, causing those activities to be economically reevaluated at that time.

In particular, the Sunshine mine has numerous agencies whose rules and regulations must be followed. The Company has hired on a part-time basis a Safety and Environmental compliance manager who was in a similar position at the former Sunshine Mining Company for over 30 years. The Company also has a full-time safety officer at the Sunshine Mine.

Future Information and Reports

As a result of filing this registration statement we are required to file with the Securities and Exchange Commission annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports of certain events on Form 8-K, and proxy and information statements disseminated to stockholders in connection with meeting of stockholders and other stockholder actions. Copies of these and any other materials we file with the Commission may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of our filings may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the Commission are also available through its web site at http://www.sec.gov.

ITEM 1A. RISK FACTORS

The Company’s business is subject to numerous risk factors, including the following:

We have a limited operating history on which to evaluate our potential for future success.

The Company was reactivated in 2003 and has only a limited operating history upon which shareholders or prospective shareholders can evaluate the Company’s business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

The Company has minimal assets and has minimal revenue to date. The Company will need to obtain additional capital to fund operations.

The Company has had no revenues or earnings from operations until 2005. As a mineral exploration company, the Company will sustain operating expenses without corresponding revenues. This will result in the Company incurring net operating losses that will increase continuously until the Company can bring a property into production or lease, joint venture or sell any property it may acquire. The Company may be required to obtain additional financing in the future to fund future exploration and development activities or acquisitions of additional properties or other interests that may be appropriate to enhance the Company’s financial or operating interests. If the Company’s exploration programs successfully locate an economic ore body, additional funds will be required to place it into commercial production. Substantial expenditures would be required to establish ore reserves through drilling, to develop metallurgical processes to extract the metals from the ore and to construct the mining and processing facilities at any site chosen for mining.

If the Company fails to obtain additional financing, it will have to delay or cancel further exploration of properties it may acquire, and it could lose all of its interest in its properties. The Company has historically raised capital through equity financing and in the future may raise capital through equity or additional debt financing, joint ventures, production sharing arrangements or other means. There can be no assurance that the Company will be able to obtain necessary financing in a timely manner on acceptable terms, if at all. If additional financing is not available, it may have to postpone the development of, or sell, one or more of its property interests.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, or purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Mineral exploration is by its nature highly speculative and capital intensive.

Mineral exploration is highly speculative and capital intensive. Most exploration efforts are not successful, in that they do not result in the discovery of mineralization of sufficient quantity or quality to be profitably mined. The operations of the Company are also indirectly subject to all of the hazards and risks normally incident to mineral exploration. These risks include: insufficient ore reserves; fluctuations in production costs that may make mining of reserves uneconomic; significant environmental and other regulatory restrictions; labor disputes; geological problems; failure of pit walls or dams; and the risks of injury to persons, property or the environment.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.

Exploration programs may not result in a commercial mining operation.

Mineral exploration involves significant risk because few explored properties contain bodies of ore that would be commercially economic to develop into producing mines. If the exploration program on any properties which the Company may acquire do not result in the discovery of commercial ore, the Company will be required to acquire additional properties and write-off all of its investments in its explored properties.

In the event the Company ever establishes reserves with respect to its properties, there can be no assurance that the volume and grade of reserves actually recovered, if any, will not be less than anticipated.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond the control of the Company. The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to greater uncertainty and metals prices have fluctuated widely in the past. Declines in the market price of base or precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Profitability of mining operations is tied to the market price of minerals, which can fluctuate widely.

The profitability of mining operations is directly related to the market price of the metals being mined. The market price of base and precious metals such as copper, gold and silver fluctuate widely and is affected by numerous factors beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking crises, and a number of other factors. If the market prices of the mineral commodities the Company plans to explore decline, this will have a negative effect on the availability of financing for the Company.

Our future profitability will depend in part on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We hope to engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Development projects have no operating history upon which to base estimates of future cash flow. It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.

Mineral deposits we discover may not be sufficiently economic to be developed into a mine.

The determination of whether the Company’s mineral deposits are economic is affected by numerous factors beyond its control. These factors include market fluctuations for precious metals, the proximity and capacity of natural resource markets and processes equipment, and government regulations as to governing prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

We face substantial governmental regulation.

Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

The Sunshine Mine is located in an historic mining district with past production and abandoned mines. The Sunshine Mine has operated near continuously since 1884, with various changes in production levels and extraction, beneficiation and processing methods since that time. As such, many process emissions, discharges and waste management activities may be grandfathered under the state and federal regulatory framework. Further, the land position involves mostly patented claims; therefore surface and underground operations have required less regulatory burden that would have been the case if incurred on unpatented mining claims. In addition, in late 1998, Sunshine implemented a Consent Agreement which settled various issues with the EPA, State and Coeur d’Alene Tribe. The Company operates in an environmentally sensitive area, and nearby is a “Superfund” designated site. It is to be expected, notwithstanding the consent decree signed in 2001 by the former operator, that ongoing environmental issues will need to be addressed, and the Company could face additional future environmental liabilities that could adversely affect the Company’s results of operations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in the United States and Mexico. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We may be subject to land reclamation requirements for mineral properties that may be financially burdensome.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies in order to minimize long term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents and to reasonably re-establish pre-disturbance land forms and vegetation. In order to carry out reclamation obligations imposed on the Company in connection with its mineral exploration, the Company must allocate financial resources that might otherwise be spent on further exploration programs.

The Company’s operations in Mexico are subject to risks associated with the conduct of business in foreign countries.

The Company conducts mining, development or exploration activities in the United States and Mexico. The Company’s foreign mining investments are subject to the risks normally associated with the conduct of business in foreign countries. The occurrence of one or more of these risks could have a material and adverse effect on the Company’s earnings or the viability of its affected foreign operations, which could have a material and adverse effect on the Company’s future cash flows, results of operations and financial condition. Risks may include, among others, labor disputes, invalidation of governmental orders and permits, corruption, uncertain political and economic environments, war, civil disturbances and terrorist actions, arbitrary changes in laws or policies of particular countries, foreign taxation, delays in obtaining or the inability to obtain necessary governmental permits, opposition to mining from environmental or other non-governmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on gold exports and increased financing costs. These risks may limit or disrupt the Company’s projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation.

The Company faces competition in the acquisition of mining properties and the recruitment and retention of qualified personnel.

The Company competes with other mineral exploration and mining companies, many of which have greater financial resources than us, for the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel. If the Company requires and are unsuccessful in acquiring additional mineral properties or personnel, it will not be able to grow at the rate it desires or at all.

Some of the Company’s Directors And Officers may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of the Company’s directors and officers are directors or officers of other natural resource or mining-related companies. These associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, the Company may miss the opportunity to participate in certain transactions, which may have an adverse material effect on its financial position.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

The following tables set forth selected financial data for each of the years in the three-year period ended December 31, 2004 and for the nine-month period ended September 30, 2005. The consolidated statement of operations data and balance sheet data are derived from the audited Consolidated Financial Statements of Sterling and reflect the period during which Sterling became an active company. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this registration statement.

Consolidated Statement of Operations Data:

	Nine-Month Period Ended Sep. 30, 2005	Year Ended December 31,
		2004	2003	2002
Net Revenues	$44,117	$62,873	$8,448	$4,200
Loss from operations	$(3,740,616)	$(5,001,375)	$(4,338,246)	$(37,913)
Net income (loss)	$(3,821,536)	$(5,294,586)	$(4,368,500)	$(30,064)
Net income (loss) per share:
Basic	$(0.22)	$(0.35)	$(0.43)	$(.01)
Diluted	$(0.22)	$(0.35)	$(0.43)	$(.01)

Consolidated Balance Sheet Data:

	Nine-Month Period Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002
Total assets	2,917,493	$3,681,847	$3,148,468	$49,414
Current liabilities	1,401,582	$1,024,579	$905,088	$30,363
Cash dividends per common share	$0	$0	$0	$0

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Sterling Mining Company is an exploration, development and just recently, a producing company traded on the over the counter market in the United States. As is typical with such “junior stage” companies, regularly losses are incurred in the stages of exploration and development, which typically need to be funded through equity financing. The Company has expanded rapidly its range of activities since 2003 and this has generated funding requirements for: (a) the initiation of and advancing of rehabilitation, maintenance, exploration and mine planning at the Sunshine Mine, (b) the initial entry into Mexico, acquisition costs of projects, and the financing and construction of the Baroness plant, and (c) building an administrative staff to manage the increase scope of the company’s activities.

In 2003, the Company raised $4,993,106 in equity financing. Many equity issues were accompanied by options and warrants issued in 2003 but not exercised in some cases until 2004 and 2005. In 2004, the Company raised $6,518,777, and through September 2005, $3,456,328 in equity funding. The equity issuances also included shares for services and property acquisitions. The primary expenses incurred by the Company consisted of exploration expenses, acquisition, and development costs.

The financing requirements of the Company will grow as the Sunshine Mine project advances during the next stages in 2006 and 2007. To achieve internal objectives and timetables will require significantly higher capital to advance the project. The estimated capital requirement for 2006 is approximately $10 million.

The capital requirements of the Company’s Mexican operations will be dependent on the profits and cash flow from our Baroness operations, results of economic and technical studies on our other projects and any exploration projects the company may select for advancement.

The Company’s primary goal is to return the Sunshine Mine to long-term and sustainable production. Typically in the local mining industry this means having three to five years of mining reserves on hand, which dictates that a company seeking to produce for the long-term must continually explore ahead of production to try to maintain sufficient reserves due to the long lead times and risks associated with the success of exploration. Accordingly, the capital costs required to re-open the Sunshine Mine require an ongoing exploration program well in advance of any return to production, hence Sterling will continue to incur significant exploration costs as a part of its long-term business plan.

Sterling’s recurring overhead will continue to increase and cash expenses now range from $100,000 to $150,000 per month. These expenses are partially offset by cash flow now starting to be generated from Mexico. The Company will seek to cover the capital requirements by raising capital by debt, equity or other financing avenues or the sale of assets. If the Company is not successful in obtaining the necessary financing, operations may need to be delayed or curtailed.

The Company presently has no long term debt; it does have property taxes assumed upon the acquisition of control of the Sunshine Mine, which has been paid down significantly since assumption.

The Company has scheduled a Special Meeting of the Shareholders for December 21, 2005 to consider and vote on approving auditor to perform the 2005 financial audit and to consider and vote upon an amendment to the Company’s Articles of Incorporation to increase the authorized capital stock from twenty million (20,000,000) to forty million (40,000,000) common shares of the par value of $0.05. The Company also intends to hold a shareholders’ meeting on or about February 10, 2005 for the purpose of electing directors.

Contractual Obligations

The Company is obligated under certain contractual arrangements for future cash expenditures. The following table sets forth our contractual obligations at December 31, 2004 for the periods shown:

	Total	Payments due by period
		Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Long-term Debt	$—	$—	$—	—	—
Operating Leases:
Ebisch-Reich	$50,000	$7,500	$7,500	$15,000	$20,000
American Reclamation	480,000	120,000	120,000	120,000	120,000
Chester Mining Company	28,800	7,200	7,200	7,200	7,200
Mineral Mountain	14,400	3,600	3,600	3,600	3,600
Merger Mines	12,500	2,500	2,500	2,500	5,000
Timberline Resources	40,000	—	—	20,000	20,000
Metropolitan Mines	48,000	12,000	12,000	12,000	12,000
San Acacio	600,000	150,000	150,000	150,000	150,000

Total	$1,273,700	$302,800	$302,800	$330,300	$337,800

Critical Accounting Policies and Estimates

Accounts Receivable

The Company carries its accounts receivable at cost. As the receivables result from a recently contracted obligation, the Company believes an allowance for doubtful accounts is not necessary. On a periodic basis, the Company will evaluate its accounts receivable and determine if an allowance for doubtful accounts is necessary, based on a history of past write-offs and collections and current credit conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Earnings Per Share

The Company has adopted SFAS No. 128, which provides for calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share is computed similarly to basic earnings per share, but includes the number of additional common shares that would be issued if the potentially dilutive shares had been issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exploration Stage Activities

The Company has been in the exploration stage since its inception and has $161,274 in revenues from operations through September 30, 2005. The Company is primarily engaged in the acquisition and development of mineral properties. Should the Company locate a commercial minable reserve, the Company would expect to actively prepare the site for extraction.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

Foreign Currency Translation

The Company did not have any foreign transactions or operations for the year ended December 31, 2003 or for earlier periods. The Company created a Mexican subsidiary during 2004 for the purpose of exploration and exploitation of silver bearing minerals in Mexico (see subsequent events). The Company will translate into United States dollars its assets, liabilities, revenues, expenses, gains, and losses on the transactions of its Mexico subsidiary according to generally accepted accounting principles when those transactions are reported.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Significant property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body are capitalized. The Company will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a units of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense.

Revenue Recognition Policy

Revenues from leases are recognized when realized and earned.

Recent Accounting Developments

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections.” This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes,” which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this Statement will not impact the financial statements of the Company.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement will not impact the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153 (hereinafter “SFAS No. 153”). This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will not impact the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends SFAS Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA

Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects, does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will not impact the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4” (hereinafter “SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under some circumstances, SFAS No. 151 mandates that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the financial position or results of operations of the Company.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (hereinafter “FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ended after December 15, 2002. The Company currently reports stock issued to employees under the rules of SFAS 123. Accordingly, there is no change in disclosure requirements due to SFAS 148.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit of Disposal Activities” (hereinafter “SFAS No. 146”). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002, effective December 31, 2002 with early adoption encouraged. The impact on the Company’s financial position or results of operations from adopting SFAS No. 146 has not been determined.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (hereinafter “SFAS No. 145”), which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded. As a result, FASB No. 64 which amended FASB No. 4, was rescinded, as it was no longer necessary. FASB No. 44, “Accounting for Intangible Assets of Motor Carriers”, established the accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Since the transition has been completed, FASB No. 44 is no longer necessary and has been rescinded. SFAS No. 145 amended FASB No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAS No. 145 and does not believe that the adoption will have a material effect on the financial statements of the Company at December 31, 2003.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange, interest rates, and commodity prices. Our operations in Mexico could potentially be affected by a change in the exchange rate of Mexican pesos into American dollars.

Special Note Regarding Forward-Looking Statements

This registration statement contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. These statements may include comments regarding the following: the establishment and estimates of mineral reserves and resources; production; production commencement dates; production costs; cash operating costs; total cash costs; grade; processing capacity; potential mine life; feasibility studies; development costs; expenditures; exploration; permits; expansion plans; closure costs; development drilling and its potential results; surveys of claims; recovery rates; geological prospects; impact of governmental laws; nonpayment of dividends and use of earnings from operations; delivery of metals; cash flows; future financing; our ability to fund our capital requirements; factors impacting our results of operations; and the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this registration statement, including the following: unexpected changes in business and economic conditions; significant increases or decreases in silver prices; changes in interest and currency exchange rates; timing and amount of production; unanticipated grade changes; unanticipated recovery or production problems; changes in mining and milling costs; metallurgy, processing, access, availability of materials, equipment, supplies and water; determination of reserves; changes in project parameters;

costs and timing of development of new reserves; results of current and future exploration activities; results of pending and future feasibility studies; joint venture relationships; political or economic instability, either globally or in the countries in which we operate; local and community impacts and issues; timing of receipt of government approvals; accidents and labor disputes; environmental costs and risks; competitive factors, including competition for property acquisitions; availability of external financing at reasonable rates or at all; and the factors discussed in this registration statement in Item 1A - Risk Factors. Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

ITEM 3. PROPERTIES

COEUR D’ALENE MINING DISTRICT

Overview

The Silver Valley of Idaho is one of the richest recorded primary silver-producing regions in the world, located in a heavily mineralized zone in northern Idaho. Over 1 billion ounces of silver have been produced in the last 100 years. The area is home to such famous silver mines as the Sunshine (with over 365 million ounces produced, based on historical production data), Galena (over 3 million ounces produced annually), Lucky Friday, Morning Star (the deepest silver mine on earth), and the former Bunker Hill Mine. In the Silver Belt of the region, mineralization is found primarily in the Revett and St. Regis formations, and unlike most silver regions, the silver extends to incredible depths of up to 8,500 feet.

Sterling is primarily focused on locating, purchasing or leasing promising mining claims in key positions throughout the Silver Valley. Through October 2005, Sterling controlled through ownership or lease over 17,700 acres. Company geologists believe that the district can produce much more silver, and the Company plans to be in position to take advantage of future opportunities in the Silver Valley.

The addition of the Sunshine property tops the list of Sterling-controlled landholdings as a business opportunity from which to develop other properties and landholdings within the Coeur d’Alene Mining District. The Company believe this significantly improves its position within the district and is essential for long-term potential in the district.

The table below summarizes Sterling’s Silver Valley land holdings by property and their corresponding acreage.

Property	No. Claims	Approximate Acreage
Coeur d’Alene Mining District -Total Sterling Holdings	882	17,708
Sunshine*	361	6,147
East Silver Valley Group
Beacon light	11	220
Boulder Creek	4	80
Bullion Creek	2	40
Military Gulch	2	40
Rock Creek	236	4,720
Snowstorm	25	500
Central Silver Valley Group
East-West	17	340
Idaho-Leadville	62	1,240
Royal Apex	5	100
West Silver Valley Group
Alhambra	8	160
Highland Surprise	17	340
Pine Creek	116	2,320
Silver Bowl	11	106
New Era	5	82
Lease Tracts	10	1,273

*	Sunshine group includes the leased Chester, Mineral Mountain, Merger, Metropolitan, Bismarck and United Mines properties.

Geology of the District

The district is hosted by the rocks of the Pre-Cambrian Belt super group. These sedimentary rocks were deposited approximately 1.6 billion years ago. At various times these rocks were faulted, leached, altered and re-mineralized. The Belt super group has been divided into the Prichard group, Ravalli group, Middle Carbonate group, and Missoula group. Within the Coeur d’Alene district, rocks of the Prichard, Ravalli, and Middle Carbonate groups can be found. The formations comprising the Ravalli group are the preferred host rocks for silver mineralization in the district. These formations are from older to younger Burke, Revette, and Saint Regis.

The District has a history of intense faulting and folding of these rock formations. Two major east-west fault zones, the Osburn and Placer Creek faults, cut through the District and, although mineralization does not necessarily occur along these fault zones, the district ore bodies are intimately associated with this and other faulting.

The combination of faults, fractures, folds and favorable host rocks found in the District has created suitable conditions for lead-zinc-silver mineralization. The unique geology of the District may display little or no indication of mineralization on the surface, and many of the successful silver mines in the District did not realize their full potential and best grade of ore until after a depth of at least 1700 feet was reached in the development and exploration. Examples include the Galena, Sunshine and Lucky Friday Mines, which were and are major silver producers. Thus, mining claims in the District, in particular if located near major mines and of similar geological setting, often require deep drilling from the surface or underground drilling to determine whether commercial grade ore bodies are present. Exploration of land near major mines is often easier targeted for exploration and development from existing shafts. In many other silver producing areas, a deposit may bottom out at a few thousand feet below surface. However, in the Coeur d’Alene District, this is not the case, as deep extensions of primarily silver mineralization are faulted and folded, which may have moved the favorable host rocks deeper.

Sunshine Property

Background

The Sunshine Mine was one of the world’s great primary silver mines, and the largest in American history as measured by size and historical production. The previous operator of the mine reported that, from 1884 to 2001, over 365 million ounces of silver were produced. While a production rate of 12 million ounces of silver per year was reached in the 1930’s, over the last decades an annual production rate of 4 to 6 million ounces was the norm. The mine facility includes over 100 miles of underground tunnels and workings extending to depths of 6,000 feet below ground with a database reflecting over 100 years of exploration, development and production.

The mine ceased production in the first quarter of 2001 as a result of several factors, including the low price of silver and the lack of regular and consistent exploration and development activities due to prior management shifting cash flow from the mine to sustain corporate expenses, debt and other projects. Sterling Mining Company acquired control of the Sunshine Mine in June 2003 through a lease with option to purchase agreement. Beginning in August 2003, and followed by the initial drilling in the fall of 2004, Sterling is continuing and expanding an exploration program, which, combined with eventual underground exploration, we believe has the potential to significantly increase and enhance the silver resources and reserves quoted by the former Sunshine Mining Company at the property. The process of rehabilitation of the underground areas of the mine began in late 2004, and the Company is methodically working towards returning the Sunshine Mine to long-term sustained production with a business model that incorporates expanding reserves not only in traditional target areas, but also in a new “upper country” target zone.

Land Position and Ownership

The Sunshine property comprises 6,147 patented and unpatented acres including substantial infrastructure and equipment. Mine workings and surface facilities include: the Jewell surface shaft, 2 surface access levels, 6 internal shafts, 17 major underground levels, over 100 miles of workings, the Polaris concentrating mill, machines shops, warehouses and offices. The Sunshine property also includes the leased Chester, Mineral Mountain, Merger, Metropolitan, Bismarck and United Mines properties that are leased by Sterling. These leased properties are described in more detail below.

The following table sets out the various properties that comprise the Sunshine property.

Property	Owner	Patented Claims	Unpatented Claims	Acreage
Sunshine	SPMI	147	46	3,020
Sunshine	Sterling		101	2,020
Metropolitan	Metropolitan	2	15	308
Chester	Chester	6		106
Bismarck	Western Continental	3		62
Mineral Mountain	Mineral Mountain	4		46
Merger	Merger Mines	14		180
Merger CAMP	Sterling below -900 el	21		365
United Mines	United Mines		2	40

Total		197	164	6,147

On June 6, 2003, the Company leased the Sunshine mine and infrastructure, including historical records, from Sunshine Precious Metals, Inc. (“SPMI”) for 15 years. Annual lease payments are $120,000 per year, payable in monthly increments. The Company also agreed to assume approximately $840,000 in outstanding county property tax liabilities, to issue 2,000,000 shares of its common stock at a deemed price of $0.65 per share, and, in a separate transaction, to purchase various items of equipment in exchange for a cash payment of $396,000, payable in six monthly installments. The Company has the option to purchase the property at a price ranging from $3.0 to $5.0 million, depending on the spot price of silver as of the date of exercise. The property is owned by SPMI, but subject to certain liens.

In late 1998, Sunshine implemented a Consent Agreement which settled various issues with the EPA, State and Coeur d’Alene Tribe as Sunshine’s settlement of a Federal natural resource damage suite involving the active mining companies in the Coeur d’ Alene Mining District. In addition to conveying surface ownership of some patented mining claims, the property may be subject to certain royalties to government and tribal entities as part of a settlement action It is uncertain at present if and whether such royalties will have a detrimental impact on current or future operations.

Infrastructure

Surface mine plant facilities at the Sunshine Mine include the Jewell shaft hoisting machinery, compressor plant, 13.8 KVA electrical substations, complete concentrating mill, repair shops, electrical shop, warehouse, water distribution system, heating plant, change rooms, office buildings and the rights to use the Big Creek tailings impoundment.

The Sunshine Mine is serviced by the Jewell shaft and Silver Summit tunnel and shaft. The Jewell is the primary entry and the primary escapeway from lower levels while the Silver Summit is used as a secondary access and is the required secondary escapeway from lower levels. Both shafts are an integral part of the mine ventilation system. Five additional shafts on deeper levels are used for various purposes. The Jewell shaft, which extends vertically down to the 4000 level is serviced by a Nordberg 700 hp double drum hoist for ore, waste and large equipment movement and a separate Nordberg “chippy” (single drum) hoist is used to distribute personnel, small equipment and supplies.

Since 2003, Sterling has been actively renovating and maintaining mine facilities and remaining mine equipment. Prioritization of these activities is guided by a plan developed to rehabilitate the infrastructure and mine plant that will enable an organized and timely return to sustained production.

Mineralogy

Typically the Sunshine ore consists principally of tetrahedrite, the high silver-containing copper antimony sulfide. This silver bearing tetrahedrite is properly called freibergite. Freibergite contains 3 percent to 30 percent silver substituting for the copper in the crystal structure. Galena is present in the West Chance vein, where it is abundant enough to create an average lead grade of 2.57 per cent in ore reserves.

The Sunshine Precious Metals Company reported various reserves and mineralized material over a long period of time with adjustments for production, discoveries and re-calculations based on accumulated experience and actual results and estimates. Sterling inherited this database of information which it has been reviewing, incorporating its ongoing exploration results and revised computer modeling of prior operator data.

Sterling is conducting a three-phase mining planning process, of which Phases I and II have been completed and Phase III is underway. As part of Phase III, Sterling intends to retain an outside geologist to calculate the mineralized material currently reportable at the project, and an independent engineering firm to determine current economics of such material which would be necessary for an updated reserve calculation. The Company is also presently conducting a review of mineralized material at the project based on prior historical results, Sterling’s work since 2003, and an advanced computer modeling program.

Metallurgy and Milling

Processing operations at the Sunshine mine site, parts of which are still in use, date back to 1921. Mill modernization and expansion occurred in 1934, 1935 and 1955 with published tonnage rates in the range of 400 tons per day in the 1930’s and 1,000 tons per day by the 1950’s.

The current metallurgical facilities include a 1,000-ton per day flotation mill with a projected silver recovery rate of 97 percent. The concentrate produced was formerly shipped to the Asarco East Helena Smelter. Future production would most likely need to be shipped to an offshore smelter. Sunshine silver concentrate typically exceeds 1000 ounces per ton silver.

The Sunshine Mining Company sold its tailings pond, critical to the disposal of tailings after ore processing, and related water discharges to a mining company while retaining the right of the Sunshine Mine to utilize the tailings pond subject to a negotiated fee schedule. Such a fee schedule and related technical details will need finalization prior to a return to production, if the existing pond is to be used. The Company is evaluating alternate means to affect the same result, including the utilization of water treatment plants and “dry stack tailings”.

Environmental

The Sunshine Mine has operated near continuously since 1884, with various changes in production levels and extraction, beneficiation and processing method since that time. As such, many process emissions, discharges and waste management activities may be grandfathered under the state and federal regulatory framework. Further, the land position involves mostly patented claims; therefore surface and underground operations have required less regulatory burden that would have been the case if incurred on unpatented mining claims. In addition, in late 1998, Sunshine implemented a Consent Agreement which settled various issues with the EPA, State and Coeur d’Alene Tribe. Sterling has hired a part-time safety and environmental compliance manager who is currently in process of reviewing environmental matters, and requirements for future plans.

To the best of the Company’s knowledge, all required permits are in place to operate the Sunshine facility. A preliminary environmental assessment was completed and supports the past understanding of permits and environmental conditions at the project. Further environmental assessments and due diligence will be completed to better understand current conditions and operations permit conditions.

The Company operates in an environmentally sensitive area and nearby is a “Superfund” designated site. It is to be expected, notwithstanding the consent decree signed in 2001 by the former operator, that on going environmental issues will need to be dealt with.

Prior to closure, the Sunshine Mining Company settled a natural resources damage suit with the federal government that gave surface rights to many patented claims to the Environmental Protection Agency (EPA) and the Coeur d’Alene Tribe. The settlement included a royalty payable to the Coeur d’ Alene tribe that is indexed to the price of silver for production from those claims and adjacent claims within a mile radius. This action limits future disturbance on the surface covered by those claims and may result in the need for negotiations for any future surface access. However, it is important to note that all access by way of underground workings for either exploration or production was retained by the mine.

After closure of the mine, Sunshine Mining Company sold the Big Creek tailings impoundment, the antimony plant and silver refinery to Formation Chemical Company, but retained rights to use the impoundment. This right to use the tailings impoundment was covered in Sterling’s lease agreement. While Sterling has the permitted right to send mine and process water, as well as tailings, to that facility, terms and conditions including a fee schedule for use of the tailings impoundment must be agreed to.

As an alternative, Sterling could pursue establishment of an alternate tailings repository and new permits necessary for it. In either case, a water treatment facility will be required to treat mine waters from dewatering activities as laboratory analysis of these waters indicates elevated iron and manganese content.

One other significant environmental issue is site remediation and reclamation following ultimate closure. As the expected mine life will extend well beyond 2017, no amount has been included in the model for the scenario presented. However, an estimated mine remediation and reclamation cost of $10 million could be anticipated at such a time that closure occurs.

Business Plan

The Company has established a goal of returning the mine to long-term sustainable production, which it believes will deliver the highest shareholder value. To this end, the Company has developed a three-phase plan to accomplish this goal.

The Sunshine Mine or the associated properties had been in continuous operation for 100 years, and the extensive quantity of geologic, mine, and operational data provide a unique opportunity to assess the property and develop costs association with resuming production. Previously, Sunshine Mining Company developed a 10-year plan that was peer reviewed by outside experts in 1999. Sterling plans to use this data, projected costs and other pertinent information to support its project review. The mine has been idle for several years, hence there will be additional startup costs beyond those identified in the original plan developed several years ago. The Company has been working to update the plan with current economic information and assess the rehabilitation required.

As part of the overall Sunshine Project review, Sterling is focusing on compiling geologic data on the property and the district. It will use this information to develop an exploration strategy that will provide both mine resources, test existing exploration targets, and identify new targets to increase resource ounces for the property. The Company believes these steps that are a part of a staged methodical assessment and review process are essential to understanding and developing the project. At each stage of the review, information obtained and developed will direct the next stage of the analysis. Sunshine’s operational history supports that the remaining resources could be converted to reserves extracted at a profit and the district can be further evaluated and developed as part of a long-range plan to consistently replace/increase resources within the mine property.

Some of the activities carried out by the Company in 2003 and 2004 include the following: completed 35,000 ft Phase 1 and 65,000 ft Phase 2 geophysics programs; completed a 35,000 ft geochemical sampling program; completed an initial 2,473 ft surface diamond drilling program; added a maintenance manager, lead electrician, mine manager and mine supervisor; reconditioned the Jewell double and single drum hoists, performed non-destructive rope testing; installed communications, inspected Jewell shaft and stations, 3100 level and 10 shaft hoistroom; maintained surface buildings including application rust inhibiting paint to roofs; and rebuilt diesel fire pump and tested the surface hydrant system, reconditioned spare primary exhaust fan.

In April 2004, the Company began Phase II of its three-phase plan, which was completed in 2005. The Company is now in Phase III, which provides for an outside peer review of its mining plan in order to provide more definitive capital cost estimates, and a sequence of activities to accelerate returning the mine to production. Some of the activities carried out by the Company in 2004 and 2005 include the following: completed Merger area 13,200 ft IP/resistivity geophysics program; performed stope and vein examinations, 2300 & 3100 Sunshine, West Chance and Silver Summit; began engineering for, 2900 & 3250 reserve access, upper East Yankee Girl and ventilation changes; added maintenance supervisor, lead hoistman and chief geologist to staff; re-roped the Jewell double and single drum (chippy) hoists, reconditioned chippy hydraulic system; continued interior and exterior building repair, maintenance and painting; and various other physical facility improvements.

The next sequence of activities scheduled for 2006 and necessary to meet plan goals would include but not be limited to the following: review of Conceptual Mine Plan by independent engineering firm; complete 60,000 ft Phase 3 IP/resistivity geophysics program to east and north; execute diamond drilling programs, surface 5,000 ft. and underground 25,000 ft.; start Sterling Tunnel development including services, portal, drill stations and 1,000 ft. of ramp; continue engineering and design for exploration and development of upper levels (+3100); and continue to evaluate and add to Sterling/Sunshine property position and maintain lands held.

Other Sunshine Properties

The Chester, Bismark, Merger, Mineral Mountain, and Metropolitan properties are included in the Sunshine Property package. For the most part, these properties were originally leased by SPMI prior to their bankruptcy in 2001. These properties were acquired in 2003 and 2004 by Sterling in order to control all of the property comprising the original Sunshine Mine landholdings.

Chester and Bismark Group

In 2004, the Company leased the Chester and Bismark claim groups pursuant to a 25 year lease, renewable for an additional 25 years. The lease requires the annual payment of 50,000 shares of Sterling’s common stock, a $7,200 annual advance royalty, payable in monthly installments, and a 4% Net Smelter Return. Sterling has no work obligations under the lease.

Mineral Mountain Group

In 2004, the Company leased the Mineral Mountain claim groups pursuant to a 25 year lease, renewable for an additional 25 years. The lease required the issuance to the lessor of 30,000 shares of Sterling’s common stock, and provides for an annual advance royalty payment of $3,600, and a 3% Net Smelter Return. Sterling has no work obligations under the lease. As part of the lease, the Company received an option to buy up to 1,000,000 shares of the lessor.

Metropolitan Group

In 2004, the Company entered into an agreement whereby, as assignee of Sunshine Precious Metals, Inc., it confirmed existing leases and agreements pertaining to the Metropolitan claim groups. The agreement provided for the issuance to Sterling of 200,000 shares of the stock in the owner of the Metropolitan claim groups and an annual advance royalty payment by Sterling to the lessor of $12,000.

The Metropolitan Mining Company property consists of 2 patented and 40 unpatented mineral lode claims. These claims lay immediately to the south of the primary workings of the Sunshine mine and immediately to the west of the ConSil Mine. The workings of the Metropolitan Mine are inaccessible. At depth the claims intersect several veins mined from the Sunshine Mine.

The Metropolitan Mine is located on the south limb of the Big Creek Anticline, in the south dipping rocks of the lower Wallace Formation. There are two veins in the Metropolitan Mine. The north and south (or 400 No. 4 vein) veins. The north vein is characterized by a very narrow quartz band, accompanied by a two foot zone of intensely sheared rock with loose, muddy gouge on either wall. The quartz carries pyrite, minor siderite and occasional tetrahedrite and chalcopyrite. The vein strikes east-west and dips at approximately 45-60 degrees. The south vein is composed of a zone a few inches to three feet in width, made up of stringers of quartz carrying siderite and pyrite. Some tetrahedrite is found in the included country rock and in the adjacent hanging wall. The property also covers the Big Creek Fault Zone that separated the rocks of the Wallace and St. Regis Formations on the Footwall from rocks of the Revett Formation on the hanging wall. It is likely that the north and south veins have never been explored in the more favorable quartzite units. It has been postulated that the north vein should intersect the quartzites of the Revett Formation around the 2700. The south vein is projected to intersect with the Big Creek Fault at the 1900 level, and may host potential ore zones in the Revett Formation.

Sunshine Mining Company explored the Metropolitan property from the 3100 level with the development of the Metropolitan cross-cut. A number of narrow quartz-siderite zones were encountered, but no commercial ore-shoots were intersected.

The Yankee Girl vein on Sunshine claims lies immediately to the north of the Metropolitan property, and dip onto Metropolitan claims. Issues regarding ownership of the Yankee Girl vein have prevented exploration of this structure in the past. The Yankee Girl vein is believed to host mineralization along 10,000 feet of strike length.

Sterling proposes to extend the area of existing surface exploration on the Sunshine property onto Metropolitan land holdings. The program consists of both IP and resistivity geophysics. Drilling is best deferred until drill stations can be accessed under ground from the Sunshine workings. Drilling will test for the down-dip projection of the Yankee Girl vein as well as the Metropolitan North and South veins.

Merger Group

In 2004, the Company leased the Merger claim groups pursuant to a 25 year lease, renewable for an additional 25 years. The lease required the issuance by Sterling to the lessor of 20,000 shares of Sterling’s common stock and the payment by Sterling of annual advance royalty payments as follows: $2,500 for each of the first five years of the lease; $5,000 for each of the second five years of the lease; $7,500 for each of the next ten years of the lease; and $10,000 for each of the next five years of the lease. In addition, Sterling has agreed to pay a 5% Net Smelter Return. The lease is subject to minimum work obligations of approximately $25,000 annually throughout the term of the lease.

The Merger claim groups consist of 35 patented lode claims favorably situated between the ConSil (20+ million ounces of silver produced) and the Coeur (40+ million ounces of silver production) Mines. The northerly section of the property (21 patented claims) is part of the CAMP project between CDA Mines, Plainview, and Merger, leased to Silver Valley Resources, Inc. (CDA Mines), and the southerly section (14 patented claims) is located between Sterling’s Sunshine and Link property. Production from the CAMP ground above a 900 feet sea level elevation is for the benefit of the CAMPinterests, while production from below this elevation (approximately 3600 level Sunshine) is part of the Sunshine Mine and would benefit Sterling.

The Merger claims have received little exploration work, even though numerous mineralized structures strike onto the Merger ground from the ConSil property. Results of 13,200 feet of exploration geophysics performed during 2005 indicate a high-chargeability/ low-resistivity anomaly indicative of sulfide mineralization. This anomaly extended from near surface to the maximum sensitivity of the test instrumentation in a generally east-west orientation and appears to increase in depth to the east.

Geology of the Merger group is similar to that of the Silver Summit (ConSil) portion of the Sunshine Mine. However, influences by the Fort Wayne and Mineral Point faults and the intersection of the Polaris fault with the Chester fault are poorly understood and present excellent areas for future exploration.

Prime targets for future underground exploration and development are the Silver Summit veins explored and mined in the Silver Summit (ConSil) Mine west of the Silver Summit shaft. Additionally, the Silver Summit, Chester, Wire Silver, “D”, and Chester-Polaris “Hook” veins all originate in or extend onto Merger property at depth. An extensive underground exploration program of these structures by Hecla Mining Company was started in the 1980’s on 5400 level of what is now the Silver Summit portion of the Sunshine Mine, but the program was halted and never completed.

As a result of the 2005 surface exploration program, additional exploration activities are being evaluated for 2006 and beyond which may include geochemical sampling, expansion of geophysics and/or surface diamond drilling. At such a time as conditions permit, underground exploration activities will resume at depth on Merger ground. Rehabilitation and development in the Sunshine Mine will be a key factor in this future exploration.

Silver Valley

In addition to the Sunshine Mine, Sterling controls, by lease, ownership or option, nine claim groups in the Coeur d’Alene Mining District region, most of them close to the Sunshine. A description of these claims groups is set forth below.

East Silver Valley

Land Position and Ownership

The East Silver Valley (ESV) region is comprised of 280 lode claims covering an area totaling 5,600 acres in the Coeur d’Alene mining district east of a line running on the 115.875° west longitude to the intersection with Placer creek, then downstream to the town of Wallace, Idaho, from there upstream on Camp creek to the intersection with and then following the 115.925° west longitude within Shoshone County, Idaho.

These ESV region holdings are covered by following 6 different claim groups: Beacon Light with 11 claims and 220 acres; Boulder creek with 4 claims and 80 acres; Bullion Creek with 2 claims and 40 acres; Rock Creek with 236 claims and 4720 acres; Military Gulch with 2 claims and 40 acres; and Snowstorm with 25 claims and 500 acres. None of the claims in the ESV group are patented claims. Sterling has acquired all claims and outstanding mineral rights and net smelter returns for these claim groups.

History

The claim groups in the ESV region have various adits and tunnels. Most groups have some surface sampling that indicate at least minor lead, silver, copper sulfide mineralization.

Geology

The ESV region is hosted by the rocks of the Pre-Cambrian Belt super group and the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region north of and roughly parallel to the south fork of the Coeur d’Alene River. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault older formations outcrop along with several igneous intrusions.

The historic lead zinc mines of Camp Creek and the current producing Lucky Friday are on the north side of the fault. The extreme eastern end of the famed Coeur d’Alene district’s silver belt occurs to the south of the fault. The ESV claim groups Beacon Light, Boulder Creek, Bullion Creek, and Rock Creek are all on the south side of the Osburn fault. The Military Gulch and Snowstorm claim groups are to the north of the fault.

All of the ESV claim groups contain classic Coeur d’Alene district narrow vein replacement deposits except the Snowstorm group.

The Snowstorm property lies in the southwest corner of the Montana Copper Sulfide Belt where it overlaps the northeast corner of the Coeur d’Alene Mining District. The mineralization in this group is probably a silver-copper mineralization, Troy-type, disseminated stratabound deposit.

Work Plan

These claim groups are all considered exploration properties. Some claim groups have had more work done on them than others however, the results of these remain unknown and maybe unavailable. Initial efforts should be directed towards obtaining and compiling all data for each claim group. Once all known data is compiled then coherent plans can be developed for each claim group or combinations groups to move evaluation and exploration forward in an efficient manner. Some of the possible work that can be considered for these claim groups are: (i) perform surface geological mapping; (ii) conduct systematic surface soil sampling program to identify any areas of mineralization; (iii) conduct appropriate geophysical programs; and (iv) assess and evaluate access to any adits or other underground workings.

Central Silver Valley

Land Position and Ownership

The Central Silver Valley (CSV) region describes all of Sterling Mining’s lode claim holdings in the Coeur d’Alene mining district between the western boundary of the East Silver Valley region and eastern boundary of the West Silver Valley region within Shoshone County, Idaho. This region contains Sterling Mining’s Sunshine Mine. The Sunshine Mine land holdings are discussed separately and the claims discussed here are in addition to Sunshine property position.

Sterling’s CSV region totals 84 lode claims, none of which are patented, covering an area totaling 1,680 acres, as follows: (i) East-West with 17 claims and 340 acres; (ii) Idaho-Leadville with 25 claims and 500 acres; (iii) JD with 9 claims and 180 acres; (iv) Last Chance with 28 claims and 560 acres; and (v) Royal Apex with 5 claims and 100 acres.

In April 1996, Sterling signed a 20-year lease with Silver Valley Resources Corporation (Coeur Silver Valley, Inc.) that guarantees an annual lease payment to Sterling, as well as a 15% net profits interest from eventual production from the property. For the rest of the claim groups in the CSV, Sterling Mining is retains sole interest and is maintaining these claims under applicable laws and agreements.

History

The following details the history of 2 of these claim groups. The rest of the claim groups have had no production or significant exploration work performed.

East-West Link Claims. Coeur Silver Valley diamond drilled in excess of 15,000 feet in 2000 and 2001 and defined an ore shoot along the Silver Vein, west of historic productive areas and just east of the Link claim. Development into the area began in 2002 from the rehabilitated 2400 level. In late 2003 the ore shoot was drifted on and confirmed. Additional drilling in December 2003 and January 2004 defined another potential ore shoot on Sterling’s Link claim. During the remainder of 2004, drilling drifting and extraction occurred on the Link claim. A total of 1,161 feet of mechanized drift was developed on Sterling’s property with another 684 feet of drift driven to access ore blocks on Sterling ground. The Link shoot was cut on three levels (475, 535 and 595 elevations) and was found to be approximately 150 feet long and from a few to over 5 feet wide. During 2004, Coeur Silver Valley reported mining and milling 11,145 tons of ore from the Link claim. The average grade of this ore was 11.88 ounces per ton. Mining in the first half of 2005 yielded approximately 11,500 tons of ore grading 10.27 ounces of silver per ton for production of approximately 118,544 ounces (to be reconciled with mill records for final 2005 reporting).

Royal Apex. Historical reports have indicated that near the Carpenter Gulch Fault, several thin veins are found in the footwall of the Burke Formation. Historical assay results indicate that the material is partially oxidized and grading up to 230 oz/t silver, 3.6% lead, 1.16 % copper, 2.95 % antimony, and 1.1 % zinc. The presence of copper and antimony indicate that the silver is carried by tetrahedrite, with gangue consisting of quartz and siderite. The high silver assays and low lead content in the footwall of the Carpenter Gulch Fault suggests an affinity with Silver Belt-type mineralization. This is further confirmed by the presence of copper and antimony.

Geology

The CSV region is hosted by the rocks of the Pre-Cambrian Belt super group and the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region roughly parallel to the south fork of the Coeur d’Alene River. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault older formations outcrop along with several igneous intrusions. In the CSV region all but 100 acres of holdings are south of the Osburn fault. The central part of Coeur d’Alene district’s silver belt occurs to the south of the Osburn fault in the CSV region. All but the Royal Apex claim group are associated with the narrow silver vein replacement deposits of the silver belt.

Work Plan

Sterling has no plans for East-West group; however, Coeur Silver Valley is planning to establishing a conventional cut-and-fill stope to pursue the vein. This stope would be mined as an alternate workplace depending on crew availability and demand for mill feed.

West Silver Valley

Land Position and Ownership

The West Silver Valley (WSV) region describes all of Sterling Mining’s lode claim holdings in the Coeur d’Alene mining district west of a line running north on 116.05° west longitude to the intersection with Big creek, then downstream to the mouth of Big Creek, and then running north on the 116.072° west longitude within Shoshone County, Idaho. Total holdings in the WSV region are 167 claims and leases covering 4,281 acres. WSV region unpatented holdings are covered by three claim groups: Alhambra with 8 claims and 160 acres; Highland Surprise with 17 claims and 340 acres; and Pine Creek with 116 claims and 2320 acres. WSV region patented holdings are covered by the following three groups: Silver Bowl with 2 tracts (80 acres) and 11 claims (106 acres): New Era with 5 claims (82 acress); Lookout Mountain Lease (6 government lots, 80 acres) and Idaho State Leases (2 tracts, 1,113 acres).

History

There are significant underground workings on many of the claim groups and some contain historic production. Most production and underground exploration have occurred on structures and veins exploited in adjacent mines.

Geology

The WSV region is hosted by the rocks of the Pre-Cambrian Belt super group and the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region south of and roughly parallel to the south fork of the Coeur d’Alene river. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault older formations outcrop along with several igneous intrusions. In the WSV region all but 80 acres of holdings are south of the Osburn fault.

The extreme western end of the famed Coeur d’Alene district’s silver belt occurs to the south of the Osburn fault and in the eastern most part of the WSV region. The primary deposit in this region are Lead-Zinc ores of the Bunker Hill Mine. Therefore, all of the claim groups in WSV are lead-zinc-silver plays.

MEXICO PROPERTIES

Background

In March 2004, the Company formed a 99% owned subsidiary in Mexico, Sterling Mining de Mexico S.A. de C.V., and through this subsidiary, the Company now owns interests in several mineral properties in the Zacatecas region of Mexico. The Company entered the Mexican market in 2004 with the intention of providing greater diversification of silver interest and a plan to develop mining properties towards near to medium term production, and building a base of prospects and properties that would add to our silver assets. The Company periodically evaluates whether particular Mexican mining concessions it controls would add more value if operated with joint venture partners or if such arrangements would enhance the timing of exploration and development of these projects in support of our overall corporate objectives. The principal projects targeted were the Barones and the San Acacio. In November 2005 the Barones commissioning process began and in late March 2005 processing capability was achieved.

Under Mexico’s mining claim system, generally mining claims/concessions are divided between Exploration concessions (valid for 6 years) and Exploitation concessions (valid for 99 years). Thus, during the Exploration concession stage one has to conduct certain activities, such as a complete land survey of the property and then apply for the Exploitation concession.

Sterling Mining currently has 30 full-time employees in Mexico. These are comprised of a project manager, administrative assistant and two watchmen for the Barones facility and a project foreman.

Regional Geography and Access

Zacatecas is one of the 31 constituent states of Mexico. It is bounded to the north by Durango and Coahuila, to the east by San Luis Potosi, to the south by Aguyascalientes and Jalisco, and to the west by Jalisco and Durango. The state shares its name with its capital and chief center of population, the city of Zacatecas.

Zacatecas, the principal city in Zacatecas State, benefits from excellent infrastructure, an international airport, rail links to the Caribbean coastal town of Vera Cruz and highway to Mexico City and the United States border. The town was the historic center of Spanish silver production in the 15th and 16th Centuries and produced over half the total silver shipped by the Spanish during that period. Many of the mines in the surrounding areas were worked continually up to the time of the Mexican revolution in the early 20th Century, but have not worked since. Penoles, the largest silver mining company in Mexico, operates the largest operation in Mexico in the town of Fresnillo, and there are a number of smaller operations in the Zacatecas area. There is considerable local and regional governmental interest in reviving larger scale mining operations.

Central Mexico is known for significant silver, lead, zinc and gold deposits. These occur as epithermal veins, locally with bonanza grades, and related manto replacement bodies. Major vein deposits in the area include those at Fresnillo and Zacatecas. Much of the epithermal mineralization is hosted by Lower Tertiary volcanic rocks and is mid-Tertiary in age. Some deposits are hosted by Upper Jurassic-Lower Cretaceous volcanic rocks (e.g., veins around Zacatecas) and Lower to Upper Cretaceous carbonates and siliciclastic sedimentary rocks (e.g., Real de Angeles), although the mineralization is still interpreted to be Tertiary. Cretaceous sedimentary rocks also host the Franciso I. Madero has been postulated to be sedex-type mineralization, although a high temperature replacement origin has also been proposed. The possible sedex origin of Franciso I. Madero was the first indication that syngenetic sulfide mineralization might exist in the Zacatecas area. Volcanic rocks in the lower part of the stratigraphy, the Upper Jurassic to Lower Cretaceous Chilitos Formation, were recognized as submarine sequence containing extensive pillow basalts, but VMS deposits were not considered a serious exploration target.

Access to the Company’s Barones and San Acacio properties is by paved roads to above the city of Zacatecas and extending to the small town of San Acacio near the center of the Veta Grande mine area. From this highway, gravel roads lead to the Barones area, about 4.5km south of San Acacio. From San Acacio, gravel or dirt mine roads extend to numerous shafts and two main adits. The Barones and San Acacio properties lie at elevations about 7000 ft, in the subdued mountainous terrain north of Zacatecas. Access to the other exploration properties is by paved road from Zacatecas to the communities of General Panfilo Nateras, Ojocaliente and Luis Moya, from which good secondary roads give good access to the properties.

Geology

The Zacatecas mining district is located in the east central part of the state of Zacatecas, in north-central Mexico and covers approximately 700 square kilometers located at the transition of the eastern flank of the southern Sierra Madre Occidental province and the northwester limit of the Mesa Central physiographic province. The Sierra Madre Occidental province, one of the most extensive volcanic fields of the world, is a massive pile of nearly horizontal volcanic rocks that underlies a vast plateau, largely of siliceous volcanic rocks of the upper volcanic series rest discordantly either on the lower volcanic series, composed mainly of intermediate lavas, or on metamorphic rocks of Precambrian or Paleozoic age and igneous or sedimentary rocks of the Mesozoic era (The Pimienta series).

Local Geology at Zacatecas

The oldest rocks in the Zacatecas District are schists which are overlain by volcanic sedimentary sequence. Tertiary conglomerate overlies basal andesites.The conglomerate is covered by tuffs and rhyolitic flows. Dikes (TR) and rhyolitic necks crosscut this rock package. This volcanic sequence is associated with a caldera lies south of Zacatecas, in which a concentric and radial system can be distinguished.

The most prominent structural features of the area are north-south trending extension faults, northwest-southeast trending tension fissures north of the caldera and radial fissures within the caldera.

The most economically significant structures are the silver-lead-zinc-copper-gold bearing vein-fracture systems that are emplaced within the NW-SE trending tension fissures. These are located north of Zacatecas and include El Bote, La Cantera, Mala Noche, Veta Grande, Panuco and La Plomosa vein systems. South of Zacatecas, within the caldera, silver-gold bearing vein-fracture systems (Orito veins) are orientated in a radial geometry . The fissure veins are believed to have originated as tension fractures caused by the crustal bulging related to the development of the caldera. Collapse of the cauldera caused widening of the concentric fractures and development of additional minor structures. Extensional faulting and at least 500 meters of erosion followed emplacement of the veins.

Deposit Types

The San Acacio Mine is a classic epithermal silver gold (high Sulphide) deposit in a number of parallel veins. There is no documented mineralization in the wallrock. In colonial times only the richest portions of the oxidized veins were mined. Later mining of sulphide mineralization did occur and some material which was well mineralized by today’s standards was discarded and used as backfill. The Veta Grande veins are predominantly silver-bearing with minor gold and base metals.

The veins at the other concessions such as Aventurera, Nueva Andromeda, Tesorito and Tabasquena have a similar origin; all are high sulphide epithermal veins. Little information is available on their mineralogical makeup, but they are all assumed to be silver-bearing with minor base metals. These are less explored than the San Acacio, but examination of dumps supports these assumptions.

The Vetas Negras area is believed to be intermediate between low sulphide epithermal and replacement deposits in carbonate rocks.

Mineralization

The mineralized structures in the Zacatecas mining district can be divided into three vein systems, based on their orientation, age and ore assemblages: (i) the silver-base metal system, considered the most important; (ii) the silver-gold selenium system; and (iii) the fluorite bearing system. The silver-base metal system is the most extensive and economically important and has been exploited in the Panuco, Veta Grande, Mala Nocher, and Cantera zones, as well as in the Bote and San Rafael areas (the latter located south of the Cantera vein). (In the last areas, the silver-gold selenium system is also present.

The silver-base metals system is formed by remarkably long veins with an orientation of N 45º to 85ºW, and dips of 50º to 70º SW and 64º to 75º NE. The vein branches occasionally display a horsetail structure while others form zones of sheeted, essentially parallel, stringers of variable thickness. The lengths of the main veins vary from 4 to 16 km with widths of 1 to 30 m. The veins usually have a branching form, both in horizontal as well as vertical section. The branches merge and split repeatedly but intersections are rare. Sometimes the branches join with the main vein to form ellipsoidal forms but more commonly the branches diverge and pinch out. Also, the veins may double up, run parallel and either split again or become wider than what was formally the main vein. These splits are important since deviation from the general strike and dip occurs in these places and the result is a widening of the vein.

Work Program

Independent First Phase Exploration programs are recommended for the Exploration properties, to consist of basic mapping, sampling surveying and possible small geophysical programs with the goal of providing specific drill targets for each property. A first phase exploration property for San Acacio will provide underground access and sampling and preparation for a second phase of drilling. As a well defined target exists in the San Acacio vein system, which already has a moderate sized resource of silver bearing mineralization, this drilling phase need not be contingent on the first phase. However, the second phase drilling program for the exploration properties will be contingent on favorable data generated from the initial phase.

The Company’s goals for its Mexican properties are: (i) to bring the Barones into production, expand capacity during 2005/2006; (ii) to develop an exploration program for its properties, ranking them by priority for near term production potential and/or potential for significant additional silver reserves; (iii) to hire a local geologist, and to conduct ongoing evaluation of the properties, metallurgical tests and drilling to arrive at a scoping study to prioritize our next steps in Mexico; and (iv) to hire sufficient competent personnel to administer a growing operation in Mexico.

The Barones Silver Tailings Project

Land Position and Ownership

The Barones concession, located four kilometers north of Zacatecas, is approximately 40 hectares in size, of which the Barones tailings cover 12.5 hectares. The Barones Tailings concession consists of a thiosulfite vat leaching plant designed to process the Barones tailings. An on-site 18-vat plant and supporting infrastructure has been constructed by Sterling, and this facility commenced production in March 2005. Currently with the inclusion of San Acacio material in processing, the vats are processing 280 to 340 tons per cycle. The plant is capable of producing both precipitate and dore bars. Sterling is currently shipping the precipitate product to a local smelter.

The Company signed a 15 year lease agreement with the property owner which requires after recovery of capital costs the initial $4.55 million in profits to be allocated 50% to the owner in the form of Company stock to be valued at $10.00 per share, and subsequently 100% to the company.

Geology

The Barones tailings cover around 12.5 hectares to a depth of up to 30 meters. The tailings pile is estimated at 4.2 to 5 million tons at a grade averaging 3.0 oz/T with 0.02 oz/T of gold. The material is finely ground and readily accessible on the surface.

Processing of exclusively Baroness tailing at the facility in August and September returned average head grades of 3.1 to 3.4 ounces silver per ton.

Processing Plant

The construction of the facilities at the plant resulted in eighteen concrete VATS designed to process silver bearing material using thisulphide. In addition support buildings and facilities for the utilization of copper scrap in copper tanks as part of the process arriving at producing a marketable silver bearing precipitate were constructed.

The Baroness plant began initial processing operations in late March 2005 and has been considered in the start-up stage as experience with the plant is providing management information for optimization of processing results. In the second quarter of 2005 processing work was directly related to testing the Baroness tailings and the material from the nearby San Acacio project to determine initial processing rates and results

In the third quarter production growth occurred with monthly processing of dry tons reaching 8,300 tons in the month of September, with each concrete vat processing 280 to 330 tons per cycle depending partly on the degree of finer or coarser material processed form the San Acacio project.

Initial testing in 2004 led the Company to forecast optimum recovery rates of 50% and a grade of 2.4 ounces silver per ton, or a net recovery of silver exclusive of silver-equivalents of 1.2 ounces silver per ton. The plant isn’t yet running at optimum capacity, however with recovery rates ranging from 25% to 62% to date, and higher grades. From the San Acacio material being processed, net recover of silver per ton is higher than originally forecast.

History

The vat leach plant was initially constructed in 1992 and rented by Morgain Minerals Ltd. The plant remained idle for 8 years as a result of a land dispute. The tailings have been sampled by numerous projects including trenches, pits, auger holes and some limited RVC drilling. In 1996 Schlumberger was contracted to evaluate the tailings and is the source of the resource estimates now used by Sterling. In 2005 Sterling successfully processed tailings and other surface material from the nearby San Acacio mine thereby increasing the amount of raw material for processing through the Barones plant.

Work Plan

Sterling has proposed a 50 hole, 2000 meter drill program that will define a proven reserve for the project. Sterling will evaluate the current plant as it reaches a steady state production output. The results of this evaluation will help determine the feasibility of a proposed phase II construction that could double current production capacity. The plant has 30 employees including a plant manager, plant supervisor, four security personnel and twenty other workers at the plant. Sterling’s local office consists of the General Manager for Mexican operations, an office manager and two secretaries.

San Acacio, Mexico

Land Position and Ownership

The San Acacio Mine concession contains the southeastern half of the Veta Grande vein in the Zacatecas mining district. The concession is located 6 km due north of the city of Zacatecas. There are numerous underground workings in the concession but all historic workings are largely inaccessible due to caving and flooding.

In 2004 the prior operator failed to complete their option on the property and Sterling negotiated an agreement for the concession.

History

This district has hosted mining from before colonial times. Although complete history and production records are not available the district has been a rich and productive producer for hundreds of years. The best estimate of production from the San Acacio mine are around 900,000 tons at a grade of 1000 g/t (35oz/t). Full scale production ended in the early 1900’s in response to the Mexican revolution. Sporadic mining occurred during the

1930’s and 40’s. Small scale and some illegal mining continued from that time until the present. Several companies have controlled and explored the concession since 1992. These companies have conducted several drill programs with generally poor results due to bad ground conditions and old workings. In spite of the problems encountered, this prior exploration has demonstrated good economic potential for the concession.

Geology

The Veta Grande vein is hosted by the volcanic rocks of the Chilitos formation. The numerous veins that together form the Veta Grande vein system consist of epithermal mineralization and filling of faults and fractures in the host rock. The Veta Grande vein strikes northwest and dips 65°southwest. The length of the identified vein is 10-15 km, of which only 5 km have been exploited. The bulk of production from the mine has occurred in the oxidized zone but some limited mining has occurred from the sulphide zone.

Work Plan

Sterling has successfully processed 600 tons of material from San Acacio dumps and backfill with positive results. Sterling has permitted and implemented a phased expansion of the Barones plant for production processing of the San Acacio material at 667 tons per day. Sterling has initiated rehabilitation efforts to gain entry to one or more audit levels of the mine. Once safe entry to the underground working is established the vein can be assessed for geologic and metallurgic purposes. Additional drill programs will be developed from both surface and underground. The goal of future drilling will be to extend the system both on strike and down dip.

El Morro Area

Land Position and Ownership

Sterling has established a property position in the Morro Hill area. This area is located west of the town of General Panfilo Nateras and south of the highway to Ojocaliente and includes the La Griega, (Melanie), Aventura, Nueva Andromeda concessions.

History

No recent work has been done on any of these concessions. However, the area supported a number of colonial mines that produced from the near surface oxidized zone. The concessions have numerous open stopes, small shafts, and open cuts. Past production was limited and unknown. At least one other company is conducting exploration in the area.

Geology

The veins of the El Morro are typical hosted by granites. The veining is typically polymetallic replacement deposits consisting of silver veins, skarns and wollastonite deposits. The three concessions Sterling controls host silver rich epithermal veins. Geology for these concessions is not well known and limited.

Work Plan

All concessions require basic exploration. This should include data compilation, basemap generation, field mapping and sampling. Geophysics surveys should also be considered with goal of drill hole definition and proposals.

Vetas Negras/Esperanza

Land Position and Ownership

The Vetas Negras (Black Veins) veins are located 13 kilometers to the east of the municipality of Luis Moya, and 60 km. from the city of Zacatecas. Access is from Zacatecas using the highway that leads to Aguascalientes, through Ojocaliente and Luis Moya. The Vetas Negras property, though small, lies adjacent to an area which has been thoroughly drilled by Mineral Frisco. It has been reported that Mineral Frisco intends to mine this adjacent property by open pit methods with an estimated production of 5000 tons per day. The property consists of two titles, Ampliacion Vetas Negras and 2a Ampliacion de Vetas Negras. These properties total 86 hectares. About 8 shallow pits and three cuts are present on the property.

History

The property has not received the benefit of modern exploration methods and so is at an early stage of exploration

Geology

The deposit is hosted by sedimentary rocks. The sedimentary section is the Cuesta del Cura Formation and Indidura Formation of Cretaceous age, cut by Miocene rhyolites and silicified breccia. The Cuesta del Cura Formation is mainly argillic limestone with lenses of black chert. The Upper Cretaceous Indidura Formation includes alternating grey argillaceous limestone and calcareous limonite. Outcrops of Miocene rhyolite east of the area are dense rhyolite composed of quartz, feldspar, and clay. Fine sandy recent sediments cover much of the area.

The mineralized zones are bodies of silicified breccias composed of limestone fragments in a matrix of grey to black silica containing silver, and quartz veins, trending northwest-southeast and approximately 0.60 meters wide, mineralized by iron oxides and argentite in quartz gangue. The breccia bodies are from 70 to 300 meters long and 20 - 50 meters wide.

Work Plan

Past sampling from the property have low, but interesting silver grades. Development potential exists if a large volume of the mineralized breccia can be delineated. The presence of Minera Frisco on the adjacent property is intriguing and their extensive drilling leads to speculation that a substantial mineralized zone may be present. Preliminary mapping and sampling program by Sterling is warranted with a budget of about $10,000. From the initial program, drill targets may be developed.

Tesorito - Tabasquena

Land Position and Ownership

The Tabasqueña Mine concession is located in the Ojocaliente mining district in the state of Zacatecas, Mexico. This concession is located several kilometers east of highway 45 and north of the road between the towns of Ojo Caliente and Jarillas. The concession contains 2 vertical shafts and approximately 180 meters of underground workings to a depth of 50 meters.

This property consists of 6 separate mining concessions: La Tabasqueña; Mina Del Tesorito; La Querencia; Aracelli; Angustias; and Melania. Total surface area of the concession is 287.2 heactacres. This concession lies at the north end of the Milagros vein system. The Milagros mine at the southern end of the vein system has been mined extensively in the past.

History

Two companies have operated in the concession since 1980, Minera Las Cuevas (Cuevas) 1981 and Servicios Industriales Peñoles (Peñoles) 1988-1989. Both companies have mapped and sampled the underground workings. Cuevas drilled 5 exploration holes and Peñoles drilled 10 holes. In addition, Peñoles conducted surface trenching and sampling and IP geophysics surveys. Most of this data is available on various maps and cross sections.

Geology

The basal unit of the geologic section exposed in this concession is volcanic andesites of the Chillitos formation. The Chillitos formation is overlain by conglomerates of Zacatecas Red Conglomerate. The top of the exposed section are extrusive Rhyolite flows. The Milagros vein system cuts this section on a north northwest trend for approximately 10 miles.

The concession hosts 2 veins of the Milagros vein system, the Tabasqueña vein and the La Ninã vein. The Tabasqueña dips approximately 60° west and the La Ninã vein dips 55° east. These 2 veins project to an intersection approximately 130 meters deep. Both veins are hosted entirely within the Zacatecas Red Conglomerate.

Work Plan

Sterling has proposed a $163,000 exploration plan to further evaluate this property. This plan calls for drilling an additional 1,315 meters of drilling on 50 meter centers along the length of the vein. All data will be collected and presented in a coherent fashion for critical evaluation of the concession.

OTHER EXPLORATION PROSPECTS

The Company has rights to projects that are located within the Montana Copper Sulphide Belt, a 1600 square mile area in Sanders County, Montana, in which three world-class silver/copper deposits have recently been identified. The nearby Troy and Rock Creek deposits are positioned along the Bull Lake Corridor, a NNW-trending regional hinge fault system. The adjacent Montanore deposit lies along a parallel fault. These three deposits contain roughly 350 million tons averaging 0.75% copper and 1.75 ounce per ton (oz/t) silver.

Lucky Luke Copper-Silver Prospect

Land Position and Ownership

The Lucky Luke prospect consists of 20 unpatented lode mining claims located on U.S. Forest Service property about 10 miles northwest of Thompson Falls, in Sanders County, Montana The claims are located in Sections 17, 18, 19 and 20, Township 22 North, Range 30 West. Access is via the Little Beaver Creek road, west of Montana State Highway 200.

The Company acquired its interest in the Lucky Luke prospect pursuant to a mineral lease agreement dated November 26, 2004 (the “Timberline Agreement”), whereby the Company acquired exploration rights for a 20-year period, with option to renew for an additional 20-year-plus period, with respect to the Lucky Luke, Minton Pass, East Bull and Standard Creek properties (see below). In consideration for the lease, the Company forgave indebtedness of approximately $65,000, reimbursed expenses of approximately $20,000, and agreed to annual advance royalty payments of up to $20,000, based on the number of claims still subject to the agreement. The lease agreement also provides for a 1% net smelter return royalty on all minerals mined or removed from the property covered by the lease agreement.

Geology

Quartz veins at the Lucky Luke adit cut St. Regis Formation argillites and quartzites approximately 100 feet above the St. Regis/Revett contact. Revett quartzites outcrop on the ridge above the adit. Middle Revett siltites are exposed on the south slope.

Exposures near the adit are generally dipping northwest at 15 to 24 degrees. To the north and east, bedding attitudes are much steeper and the mineralized veins are near the relatively flat-lying apex of a domal structure. This dome is bounded on the west by a north-northwest trending fault that has brought the Revett up to the surface on the west side. To the south, a large-scale tear fault separates the dome from an overturned section of strata of Burke and Wallace Formations.

Geologic mapping and rock chip sampling confirmed that the copper-silver mineralization seen in the veins is dominantly chalcocite and tetrahedrite with some bornite. Chip samples from the vein contained 6 ounces per ton silver and 3:1 or greater silver-copper ratios. Small samples of galena were found in float and several of the fringing prospect pits contained pyrite. Revett exposures to the south also exhibit pyrite with dendritic manganese stain. Rock chip samples in this location show weak copper-silver anomalies.

It is postulated that the mineralized horizons or quartzite in the lower Revett were the source beds for the vein mineralization seen in the Lucky Luke adit. Quartz veins similar to these are regionally related to mobilization from the underlying stataform copper-silver mineralization. These mineralized quartz veins were probably remobilized upward through a series of northwest trending faults, similar to other major copper-silver deposits in the Montana Sulfide belt.

History

In the mid-1920’s, the Lucky Luke adit was driven on a mineralized quartz vein. Reports indicate that the adit was extended for 1,000 feet; the size of the dumps confirms this report. In 1926, the Lucky Luke reportedly produced 51 tons of ore which yielded 44 ounces of silver, 5631 pounds of copper and 1 ounce of gold.

The property was subsequently acquired by Luke Williams (the founder of American Sign and Indicator Corporation). Exploration work during this ownership included several shallow trenches that crosscut at least two quartz veins that had strike lengths in excess of 3,000 feet.

In 1983, the property was acquired by US Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. Borax staked 76 claims on the prospect, and conducted mapping and sampling. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s.

Work Plan

A 1”=500’ scale geologic map of the entire project area should be made to check on existing mapping. A 1”=100’ scale geologic map of the adit and trench area should also be completed. Two 800 foot drill holes would test the two mineralized Revett horizons. The caved Lucky Luke adit should also be reopened to allow underground mapping and sampling.

East Bull Copper-Silver Prospect

Land Position and Ownership

The East Bull prospect consists of 19 unpatented lode mining claims located on U.S. Forest Service property about one mile due east of Bull Lake and the Troy copper-silver deposit, in Lincoln County, Montana. The claims are located in Sections 2 and 11, Township 28 North, Range 32 West. Access is via Forest Service roads along the South and North Fork of the Bull River, to the east of Montana State Highway 56. The Company acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The property has local exposures of north-striking and moderately east dipping St. Regis and Wallace Formations, both Proterozoic in age. The Burke Formation and the base of the Lower Revett Formation are exposed along the southeast shore of Bull Lake, about a mile west of the claims. The northwest-trending Bull Lake Fault crosses the east side of the property and has down-dropped Wallace Formation strata on the east. The majority of the property is covered with glacial till.

Local exposures of Lower Revett quartzites along a logging road about 4000 feet east of the property contain minor disseminated chalcopyrite. Minor copper staining has been observed locally in quartz veins along the Bull Lake Fault.

Potential for stratiform copper-silver mineralization in the Upper or Lower Revett exists on both sides of the Bull Lake Fault. The Bull Lake Fault is a major north trending structure, easily identified on the ground, with much local folding and slickensides. A major reason to pursue this target is the presence of the Bull Lake Fault — a large un-tested structure in close proximity to the Troy Deposit. Target depths will range from 1000 feet on the west side to +2000 feet on the east side.

History

In 1983, the property was acquired by US Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. Borax staked 23 claims on the prospect, and conducted mapping and sampling. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s.

Work Plan

More detailed mapping of the property is recommended. This mapping could use newly exposed areas created by recent logging roads to more accurately define the location of the Wallace/St. Regis/Revett Formation rock units on the property. Several hundred acres of private land held by a timber company bound the claims on the west. Acquisition of the timber company ground would be recommended if the mapping shows potential on this private land.

Standard Creek Copper-Silver Prospect

Land Position and Ownership

The Standard Creek prospect consists of 29 unpatented lode mining claims located on U S. Forest Service property about 6 miles due east of the Montanore deposit and 21 miles south of Libby, in Lincoln County, Montana. The claims are located in Sections 19, 20, and 30, Township 27 North, Range 30 West. Access is via Forest Service road number 231. The Company acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The property is underlain by the Revett, St. Regis and Wallace Formations. Strata from all three formations strike northwest and dip moderately eastward with dips becoming flatter to the east. A pair of northeast-trending faults have been identified, each having down-dropped northwest sides. Displacement along these faults is in the range of 200-400 feet.

Numerous copper, silver and lead bearing quartz veins occur in the St. Regis and Wallace Formations, with assay values of up to 0.69% copper, 3.6% lead, 1.2% zinc, 9.95 ounces per ton (opt) silver and 0.10 opt gold.

The 1987 drilling by Borax encountered only trace amounts of pyrite, chalcopyrite and bornite. However, it was postulated that the hole was drilled too far to the south, and that areas in the northeast section of the claim group, closer to the high grade veins, might have been a better drill location.

The claims were staked on the basis of the high grade veins found in the overlying Wallace Formation. This vein mineralization was exploited at the Midas Mine. The presence of mineralization above the permissive underlying Revett stratigraphy was the main reason for acquiring this prospect.

History

In the early 1980’s, the property was acquired by US Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. Borax staked 115 claims on the prospect, and optioned 14 more from a local prospector. Borax conducted mapping and sampling and drilled one 1,450 foot core hole. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s

Work Plan

A detailed, 1”=500’ scale geologic map of the entire project area should be made to check on existing mapping. Further sampling on the Midas dump would be helpful in defining metal ratios seen in the vein mineralization. Additional research into the geology and production from the Midas Mine should also be conducted.

Minton Pass Copper-Silver Project

Land Position and Ownership

The Minton Pass Silver-Copper prospect consists of 20 unpatented lode mining claims located on U.S. Forest Service property east of Trout Creek, Montana. The claims are located in Sections 20 and 21, Township 24 North, Range 32 West, MPM. Access is via well maintained U.S. Forest services roads from Trout Creek. The Company acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The Minton Creek Pass claim group hosts metasedmintary rocks of the Belt Supergroup. The Pre-Cambrian Belt Supergroup hosts several world-class mineral deposits. Besides the famous Sullivan Mine, it also contains over 50% of the US silver reserves. Production from the Silver Valley District alone is in excess of one billion ounces of silver.

Vast areas of the Belt Supergroup contain stratiform silver-copper occurrences, which are hosted by quartzite’s of the Revett Formation. These are found primarily within the Montana Copper Sulphide Belt, which covers some 1600 square miles.

History

The prospect was discovered in the 1960’s and has been explored intermittently since that time. Kennecott maintained a core group of claims in the area from 1966 to 1992. In the early 1970’s the prospect was explored by Hillside Mines, Inc. Exploration focused on two mineralized horizons. Mapping, sampling and trenching were conducted to better define the extent of the mineralization. A short adit was driven and a limited drilling program conducted.

In 1981 Asarco expanded their land position to several hundred claims. Exploration, including some drilling, continued in an attempt to further define the extent of the mineralized zones. Asarco abandoned the property in 1992.

Work Plan

A detailed, 1”=500’ scale geologic map of the entire project area should be made to check on existing mapping. Additional research into the geology and production from the Midas Mine should also be conducted.

JE Project

Land Position and Ownership

The JE Project is located a long the Bull Lake Corridor, on a line between the Troy and Rock Creek deposits, roughly ten miles southeast of the Troy and three miles northwest of the Rock Creek. The Montanore (Rock Lake) deposit is roughly two miles east of the Rock Creek.

In January, 2003, Sterling Mining Company leased the JE Project, a set of 11 unpatented mining claims in the Montana Copper Sulfide Belt. The lease agreement provides for annual payments increasing from $3,000 to $20,000 by 2009 and for a 2% production royalty on sales of metals extracted from the property.

Geology

The JE claim group hosts metasedimentary rocks of the Belt Supergroup. The Pre-Cambrian Belt Supergroup hosts several world-class mineral deposits. Besides the famous Sullivan Mine, it also contains over 50%

of the US silver reserves. Production from the Silver Valley District alone is in excess of one billion ounces of silver. Vast areas of the Belt Supergroup contain stratiform silver-copper occurrences, which are hosted by quartzites of the Revett Formation. These are found primarily within the Montana Copper Sulphide Belt, which covers some 1600 square miles. The lower member of the Revett Formation hosts Stratabound mineralization and this formation is about 1300’ thick in the JE project area.

At least three NNW trending faults cut across the JE Project area. The Snake Creek-Copper Lake Fault and the Lost Girl Fault may control stratabound mineralization within the lower Revett Formation. Some of the higher-grade intercepts in the Rock Creek ore body to the south were located between the Moran Fault and the Copper Lake Fault, which project onto the JE claim block (figure 4).

Significant copper/silver mineralization is not exposed on the property. US Borax has drilled an exploration drill hole. This drill hole contained 265’ of mineralization that averaged 0.32% copper and 0.41 oz/t silver. Within this zone, a 90’ interval averaged 0.47% copper and 0.70 oz/t silver. This lower zone contains 58% of the average value of the Rock Creek deposit and is about 400% thicker than the average thickness of the Rock Creek deposit.

History

In the late 1980’s, US Borax and Santa Fe Minerals explored the Belt rocks of NW Montana for additional deposits similar to ASARCO’s Troy mine. Initial discoveries were made at surface at Montanore and Rock Creek. US Borax completed detailed geological mapping at a scale of 1:6,000 over a very large area within and adjacent to the property. Santa Fe Minerals performed limited geological mapping at a scale of 1:24,000.

This mapping identified a potential target at the intersection of the Copper Lake (a controlling structure on mineralization in the Rock Creek ore-body) and the Wolf Creek faults. US Borax and Santa Fe completed nine diamond drill holes in the area under investigation. Kennecott acquired the property through the acquisition of US Borax by RTZ. Kennecott held the property for 12 years before abandoning them.

Sterling Mining Company leased the JE property from the current claim holders, Jim Ebisch and Ryan Reich, and located an additional 24 lode claims to increase the property package it its current size (figure 2). All historical data is available to Sterling Mining.

Work Plan

Sterling Mining has proposed additional Surface geological mapping that will Generate a base geological map and Identify surface lithologies and rock packages.

In addition, a drill program is recommended at the JE property to test the hypothesis that copper/silver grades increase towards the Snake Creek – Copper Lake Fault. It is proposed that five drill holes be completed on the property.

Trout Creek Project

Land Position and Ownership

Sterling has acquired lease rights to 18 claims of the Trout Creek deposit in Northwestern Montana (JESTC Group), located approximately six miles west of the town of Trout Creek. The Trout Creek property expands Sterling Mining’s presence in the Montana Silver-Copper Sulfide Belt.

Geology

Trout Creek is within the Pre-Cambrian Best Basin, along the western flank of the northeast-trending anticline. It possesses the size potential of both the Troy and Rock Creek deposits. Trout Creek also exhibits similar stratigraphy and mineral zonation found at both these Montana Silver-Copper Sulfide Belt deposits. An anomalously thick quartzite section identified on the Trout Creek property could coincide with a mineralized oxidation/reduction front.

History

Exploration thus far has consisted of geologic mapping, outcrop sampling and diamond drilling, results of which indicated a strong potential for the discovery of significant, economically viable Troy-type silver-copper mineralization.

Work Plan

Sterling Mining has proposed additional surface geological mapping that will generate a base geological map and Identify surface lithologies and rock packages. In addition all available information should be compiled and analyzed. This work will permit an effective evaluation of the potential for the Trout Creek property.

Glossary

Adit: An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

Andesite: Dark, fine grained extrusive volcanic rock.

Alteration: Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

Anticline: An arch or fold in layers of rock shaped like the crest of a wave.

Assay: A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Base Metal: Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

Bedding: The arrangement of sedimentary rocks in layers.

Bornite: Copper sulfide mineral. A copper ore mineral.

Breccia: A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Caldera: A large basin shaped volcanic depression of a roughly circular shape.

Chalcocite: Copper sulfide mineral. A primary copper ore mineral.

Concentrate: A fine, powdery product of the milling process containing a high percentage of valuable metal.

Conglomerate: A sedimentary rock consisting of rounded, water-worn pebble or boulders cemented into a solid mass.

Contact: A geological term used to describe the line or plane along which two different rock formations meet.

Core: The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Crosscut: A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

Development: Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Development Drilling: Drilling to establish accurate estimates of mineral reserves.

Diamond Drill: A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dilution: (mining) Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

Dip: The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

Disseminated Ore: Ore carrying small particles of valuable minerals spread more or less uniformly through the hose rock.

Discordant: Non parallel contact between rock formations.

Dore: Unparted gold and silver poured into molds when molten to form buttons or bars. Further refining is necessary to separate the gold and silver.

Drift: A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Due Diligence: The degree of care and caution required before making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.

Environmental Impact Study: A written report, compiled prior to a production decision, that examines the effects proposed mining activities will have on the natural surroundings.

Epigenetic: A mineral deposit formed later than the formation of the host rock.

Epithermal: Low temperature, hydrothermal, vein forming deposit created near the surface of the earth

Exploration: Work involved in searching for ore, usually by drilling or driving a drift.

Fissure: An extensive crack, break or fracture in rocks.

Float: Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

Floatation: A milling process in which valuable mineral particles are induced to become attached to bubbles and float, and others sink.

Footwall: The rock on the underside of a vein or ore structure.

Fracture: A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Galena: Lead sulfide, the most common ore mineral of lead.

Gangue: Vein minerals that have no economic value

Geophysical Survey: Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

Grade: The average assay of a ton of ore, reflecting metal content.

High Grade: Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

Host Rock: The rock surrounding an ore deposit.

Level: The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

Limestone: A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Lode: A mineral deposit in solid rock.

Mill: A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

Mineral: A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineral Resource: A deposit or concentration of natural, solid, inorganic or fossilized organic substance in such quantity and at such grade or quality that extraction of the material at a profit is currently or potentially possible.

Mineralized Material or Deposit: A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Mineralization: The presence of economic minerals in a specific area or geological formation.

Muck: Ore or rock that has been broken by blasting.

Net Profit Interest: A portion of the profit remaining after all charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

Ore: Material that can be mined and processed at a positive cash flow.

Orebody: A natural concentration of valuable material that can be extracted and sold at a profit.

Ore Reserves: The calculated tonnage and grade of mineralization which can be extracted profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.

Patent: The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

Patented Mining Claim: A parcel of land originally located on federal lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General Mining Law.

Porphyry: Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine- grained groundness.

Prospect: A mining property, the value of which has not been determined by exploration.

Proven and Probable Mineral Reserves: Reserves that reflect estimates of the quantities and grades of mineralized material at a mine which the Company believes could be recovered and sold at prices in excess of the cash cost of production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material. Mineral reserves are stated separately for each such mine, based upon factors relevant to each mine. Proven and probable mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed by the Company. Changes in reserves represent general indicators of the results of efforts to develop additional reserves as existing reserves are depleted through production. Grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined from time to time, mining dilution and other factors. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

Probable Reserves: Resources for which tonnage and grade and/or quality are computed primarily from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven Reserves: Resources for which tonnage is computed from dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20%.

Raise: A vertical or inclined underground working that has been excavated from the bottom upward.

Reclamation: The restoration of a site after mining or exploration activity is completed.

Recovery: The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Reserves: That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

Resource: The calculated amount of material in a mineral deposit, based on limited drill information.

Sample: A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

Shaft: A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

Shear or Shearing: The deformation of rocks by lateral movement along numerous parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

Silicified: Pore filling and mineral replacement by silica and silica minerals.

Step-out Drilling: Holes drilled to intersect a mineralized horizon or structure along strike or down dip.

Stockpile: Broken ore heaped on the surface, pending treatment or shipment.

Stope: An underground excavation from which ore has been extracted either above or below mine level.

Stratigraphy: Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

Stratabound: A mineral deposit confined to a single stratigraphic unit. Typically disseminated but can occur as a veinlets.

Strike: The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Sublevel: A level or working horizon in a mine between main working levels.

Sulfide: A compound of sulfur and some other element.

Syngenetic: A mineral deposit formed at the same time as the formation of the host rock.

Tetrahedrite: A copper silver sulfide mineral. An important copper and silver ore mineral.

Unpatented Mining Claim: A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

Volcanic: Pertaining to the activities, structure, or rock types of a volcano.

Vein: A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Wall Rocks: Rock units on either side of an orebody. The hanging-wall and footwall rocks of an orebody.

Waste: Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of December 1, 2005 the number and percentage of the outstanding shares of common stock, which according to the information available to Sterling, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. To the knowledge of Sterling, no person is the beneficial owner of five percent or more of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicate, the address for all of the below-named persons is c/o 2201 Government Way, Suite E, Coeur d’Alene, ID 83814.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class
Roger A. Van Voorhees P.O. Box 358 Marble Falls, Texas 78654	1,214,474	6.9

Raymond De Motte	152,912	*

Kevin Shiell	100	*

James N. Meek	20,500	*

Michael Mooney	21,060	*

Carol Stephan	65,238	*

Dave Waisman	23,000	*

All executive officers and directors as a group (6 persons)	282,310	*

*	Less than 1%

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following information is provided with respect to each executive officer and director of the Company as of December 1, 2005.

Name	Age	Office with the Company	Appointed to Office
Raymond De Motte	49	President, CEO and Director	1998

James N. Meek	54	CFO, Vice-President	2005

Kevin Shiell	48	Executive Vice-President, Director	2003

Michael Mooney	57	Corporate Secretary	2005

Carol Stephan	64	Director	2003

Dave Waisman	51	Director	1998

The directors are elected until their successors have been elected and qualified. Executive Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of shareholders and until their successors have been elected and qualified. There are no arrangements or understandings between any of the directors, executive officers, and other persons pursuant to which any of the foregoing persons were named as Directors or executive officers. There is no family relationship between any Director, Executive Officer, or person nominated or chosen by the Registrant to become a Director or Executive Officer.

Except as set forth below, none of the Directors is also a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to Section 15(d) of the Act, or of any company registered under the Investment Company Act of 1940.

No Director, or person nominated to become a Director or Executive Officer, has been involved in any legal action involving the Company during the past five years.

The following is information on the business experience of each director and executive officer.

Raymond De Motte, President, Director. Mr. De Motte has been President of Sterling Mining Co. since 1998. He has held positions in finance and accounting and been Controller, Financial Manager for various international corporations since 1980. He holds a Bachelor of Science in International Business Administration from the American College of Switzerland and a Master of Business Administration from Golden Gate University in San Francisco, California. Mr. De Motte is a member of the Canadian Institute of Mining and Metals and the Society of Economic Geologists.

Kevin Shiell, Executive Vice President, Director. Mr. Shiell has been a director and executive vice-president of the Company since January 2003. He has also been a foreman and superintendent of Stillwater Mining Company since 1999. Mr. Shiell has been in the mining business for over 25 years in operation positions such as Mine Foreman, Mine Superintendent and Manager of Operations with various companies in the western United States. He has experience with safety, human relations, mine site construction and infrastructure, as well as development, production and maintenance of operating mines. Mr. Shiell is also a member of the Northwest Mining Association and currently serves as President of Kimberly Gold Mines.

James N. Meek, Vice-President and Chief Financial Officer. Mr. Meek has over 25 years of experience in accounting and asset management in the mining industry. He was appointed Chief Financial Officer of Sterling on September 14, 2005 after having served as acting Chief Financial Officer of the Company since May 26, 2005. Prior to joining the Company, Mr. Meek worked as an independent consultant following serving as Treasurer of Coeur d’Alene Mines Corporation from 1993-2004. Mr. Meek has also held the positions of acting controller for Century Mining Company and Accounting Manager for Asarco Incorporated. He holds a B.A. degree in Mathematics from Rocky Mountain College, a MBA degree from the University of Idaho and is a licensed CPA in the State of Idaho.

Dave Waisman, Director. Mr. Waisman is currently a business development manager for SVL Analytical in Kellogg, Idaho. Prior thereto, he was employed at Silver Valley Laboratories since 1993, and previous to this was employed as Senior Exploration Geologist for Hecla Mining. He has degrees in Geology from the University of Montana and Colorado State University and is a Director of the Society of Inland Northwest Environmental Scientists, and on the Advisory Board of Kimberly Gold Mines, Inc.

Carol Stephan, Director. Ms. Stephan serves as corporate secretary, treasurer, and/or director for several mining companies in the Coeur d’Alene and Spokane areas. Ms. Stephan also owns and operates several businesses in Idaho. Ms. Stephan is a director of Shoshone Silver Mining Company.

Michael Mooney, Corporate Secretary/Assistant Treasurer. Mr. Mooney was appointed Corporate Secretary of the Company in May 2005. Prior to joining Sterling, Mr. Mooney had spent over 25 years with Hollister-Stier Laboratories LLC of Spokane, Washington, formerly Bayer Corporation, most recently serving as Chief Financial Officer from 1999-2004. He has a Bachelors Degree in Accounting from Gonzaga University in Spokane Washington.

In addition to the foregoing executive officers and directors, the following information is provided with respect to significant employees of the Company at the Sunshine Mine.

Michael McLean. Mr. McLean is the Mine Manager at the Sunshine Mine. He holds a B.Sc. in Mining Engineering from the University of Nevada, Reno, and has more than 20 years of experience in mine management and engineering. He served as the Mine Manager and Chief Engineer of the Sunshine Mine from 1995-2001 and designed and managed production systems at the mine.

Jeffrey Moe. Mr. Moe is the Chief Geologist at the Sunshine Mine. He holds B.A. and M.S. degrees from the University of Montana and is currently doctoral candidate at Dartmouth College. Since 1988, Mr. Moe has worked at various exploration projects through the northwestern United States. From 1995 to 2000, he served as a production geologist, senior exploration geologist and managed the AutoCAD mining system at Sunshine Mine. Since 2000, Mr. Moe has worked as a project manager in software development and is a registered AutoCAD developer.

Board Meetings and Committees

The Company does not have an Audit, Disclosure or Nominating/Compensation Committee. The entire board performs the functions of the Audit, Disclosure or Nominating/Compensation Committees.

The entire Board of Directors, performs the functions of the Audit Committee; recommends a firm of independent certified public accountants to audit the annual financial statements; discusses with the auditors and approves in advance the scope of the audit; reviews with the independent auditors their independence, the financial statements and their audit report reviews managements; administration of the system of internal accounting controls; and reviews the Company’s procedures relating to business ethics. The Company does not currently have a written audit committee charter. Dave Waisman is deemed to be an independent director as that term is defined in Rule 4200(a)(15) of the of the Nasdaq Marketplace Rules. The Company currently does not have a “financial expert,” as that term is defined by the Securities & Exchange Commission, serving on its Board of Directors.

The Board of Directors has adopted a pre-approval policy requiring that it pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.

Board Compensation

Directors receive an attendance fee of 2,000 shares of common stock for each director’s meeting attended. Directors also receive reimbursement for out of pocket costs incurred relating to attendance at director’s meetings.

The options were granted in consideration of the risks attendant with a directorship and as a recognition of the increased duties and responsibilities imposed upon directors as a result of the Sarbanes-Oxley Act. During the fiscal year ended December 31, 2004, each of the Company’s directors was awarded stock options as set forth in the following table.

Grantee	Number of Options Granted	Option Price	Option Period	Expiration
Raymond De Motte	0	—	—	—
Carol Stephan	6,137.75		6/6/03	6/6/06
Kevin Shiell	82,667.75		6/6/03	6/6/08
DaveWaisman	19,000.75		6/6/03	6/6/06

ITEM 6. EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Sterling for the years ended December 31, 2004, 2003, and 2002 of Mr. Raymond DeMotte, the Company’s president.

		Annual Compensation	Long Term Compensation
Name and Principal Position	Year	Salary ($)	Restricted Stock Awards(#)	All Other Compensation ($)
Raymond De Motte	2004	45,499	—	0
	2003	12,423	—	208,718
	2002	0	—	0

(1)

Stock Options

Mr. De Motte was not granted any stock options during the fiscal year ended December 31, 2004.

Employment Agreements and Change in Control Arrangements

The Company entered into an employment agreement with Mr. Raymond De Motte, the Company’s President, on January 1, 2004. The agreement, which has a ten-year term, provides for an annual salary of $48,000, to be adjusted annually by the Board of Directors, along with standard health insurance, vacation and company vehicle benefits. Mr. De Motte’s annual salary was increased to $60,000, effective February 15, 2005. The agreement also provides for a single lump-sum payment of $350,000, net of taxes, in the event Mr. De Motte’s employment is terminated by the Company for reasons other than cause, or if Mr. De Motte terminates his employment for good reason (as defined in the agreement). This amount was increased by the Company’s Board of Directors to $600,000, on January 28, 2005. In addition, pursuant to his employment agreement, Mr. De Motte is entitled to put all of his Sterling stock to the Company for an aggregate amount of $200,000 or the aggregate market price of such stock, whichever is greater. In the event Mr. De Motte’s employment is terminated for cause, or if he resigns for reasons other than a good reason, then Mr. De Motte is entitled to a single lump-sum payment, net of taxes, of $100,000.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The entire Board of Directors functions as the Company’s Compensation Committee. During the Company’s most recently completed fiscal year, Mr. Raymond De Motte, President of the Company, participated in deliberations of the Board of Directors with respect to Mr. De Motte’s annual compensation.

Board Compensation Committee Report on Executive Compensation

Creating value for our stockholders is the primary objective of Sterling’s Board. Our committee will support this objective by establishing compensation arrangements that will attract and retain qualified executives. At the same time, we are mindful of, and try to balance our executive compensation arrangements that we believe will (1) motive and retain talented individuals and reward performance, (2) provide long term performance incentives, (3) encourage the application of prudent decision making processes in an industry marked by volatility and high risk and (4) maintain the alignment of management’s interests with the interests of Sterling’s stockholders.

In the future, as Sterling’s financial base expands, we will annually review executive compensation. In reviewing the overall compensation of our officers, we will consider the following components of executive compensation: base salaries, stock grants, cash bonuses, and insurance plans.

In establishing base salaries of our officers, we will not rely on independent consultants to analyze or prepare formal surveys for us. However, when considering salary increases we will make informal comparisons of our executive compensation with the compensation paid to executives’ of other publicly and privately held companies similar to Sterling. We also rely on our general knowledge and experience in the mineral exploration and mining industries, focusing on a subjective analysis of each of our executive’s contribution to Sterling’s overall performance. In addition, we take into account the fact that we do not provide significant prerequisites to our executive officers. While specific performance levels or “benchmarks” are not used to establish salaries or grant stock options, we do taken into account historic comparisons of Sterling’s executives with a long term incentive compensation vehicle that could result in future additional compensation to the executives, but only if the value of our common stock increases for all stockholders. All stock options are granted with the exercise prices equal to the fair market value of the common stock on the date of grant. When awarding stock options, we consider the number of options granted on prior occasions and the length of time between option grants. We believe that granting stock options encourages long term performance and helps align the interests of management with our stockholders.

We anticipate that our committee will be reviewing and considering additional incentive compensation arrangements for our executive officers and key management staff.

Respectully submitted,

Ray DeMotte

Kevin Shiell

Dave Waisman

Carol Stephan

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its office facilities in Wallace, Idaho from Silver Valley Capital, LLC, an entity whose members include Carol Stephan and Ray De Motte. The lease has a term of 25 years, provides for monthly lease payments of $450, and otherwise contains standard commercial lease terms.

ITEM 8. LEGAL PROCEEDINGS

Neither Sterling nor, to the extent such proceeding would be adverse to the Company, any of its officers, directors or holders of five percent or more of its common stock is a party to any material pending legal proceedings, and, to the best of our knowledge, no such proceedings by or against Sterling or its officers, directors or holders of five percent or more of its common stock have been threatened.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price and Stockholder Matters

Sterling’s common stock trades in the over-the-counter market, and quotations for the common stock are listed in the “Pink Sheets” published by the National Quotation Bureau under the symbol “EYTC”. The following table sets forth for the respective periods indicated the prices of Sterling’s common stock in the over-the-counter market, as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended	High Bid ($)	Low Bid ($)
March 31, 2003	.85	.22
June 30, 2003	.95	.45
September 30, 2003	5.30	.70
December 31, 2003	10.65	4.53

March 31, 2004	13.70	9.90
June 30, 2004	10.90	5.50
September 30, 2004	7.70	5.85
December 31, 2004	6.85	4.95

March 31, 2005	5.20	3.60
June 30, 2005	4.00	2.60
September 30, 2005	3.40	2.55

Holders

As of December 1, 2005, there were approximately 727 shareholders of record of the Company’s common stock.

Dividends

Sterling has never paid any dividends and does not anticipate the payment of dividends in the foreseeable future.

Stock Option Plan

On April 16, 1999, the Company’s Board of Directors approved issuing stock options to directors and officers of the Company. The number of shares eligible for issuance pursuant to exercise of stock options is determined by the Company’s Board of Directors. The following table sets forth certain information regarding all securities authorized for issuance under the Company’s stock option plan as at December 31, 2004.

Equity Compensation Plan Information

Plan Name	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	0	Nil	n/a
Equity compensation plans not approved by security holders	1,183,467	$1.19	—
Total	1,183,467		—

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2003, we sold and issued the unregistered securities described below. We believe that each of the securities transactions from the last three years described below was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering and Regulation D promulgated under the Securities Act of 1933. In each case, the number of investors was limited, the investors were either accredited or otherwise qualified and had access to material information about the Company, and restrictions were placed on the resale of the securities sold.

During the year ended December 31, 2003 the Company issued 3,314,009 shares of common stock for cash of $902,108, issued 217,693 shares of common stock for services valued at $180,767, issued 31,000 shares of common stock for non-cash consideration, and 2,000,000 shares of common stock for leased property valued at $1,300,000. Additionally, the Company issued 1,632,886 shares of common stock upon the exercise of warrants valued at $300,036 and the receipt of $1,159,665; issued 234,300 shares of common stock upon the exercise of stock options valued at $119,349 and the receipt of $174,225; and retired 10,652 shares of purchased common stock valued at $120,764, and issued 50,000 shares of common stock for securities.

In January 2004, the Company issued 30,000 restricted shares of common stock valued at $11.70 per share in partial payment of the claims covered by the Mineral Mountain lease.

In January 2004, the Company issued 232,857 restricted shares of common stock upon exercise of existing warrants and options at an average price of $0.75 per share.

In February 2004, the Company issued 50,000 restricted shares of stock common stock valued at $13.50 per share in partial payment of the claims covered by the Chester Mining Company lease.

In February 2004, the Company issued 486,906 restricted shares of common stock upon exercise of existing options and warrants at an average exercise price of $2.41 per share.

In the period March-May 2004, the Company issued an aggregate of 1,361,956 restricted shares of common stock at an average price of $1.02 to individual investors and upon exercise of outstanding options and warrants.

In May, 2004, the Company issued 40,000 restricted shares of common stock valued at $5.96 per share to the directors as compensation for attending various directors meetings.

In the period June – November 2004, the Company issued an aggregate of 1,241,762 restricted shares of common stock at an average price of $0.83 per share to individual investors and upon exercise of outstanding options and warrants.

In December 2004, the Company issued 73,125 restricted shares of common stock to individual investors at an aggregate value of $4.00 per share.

In December 2004, the Company issued 20,000 restricted shares of common stock valued at $5.96 per share in partial payment of the claims covered by the Merger Mines lease.

In December 2004, the Company issued 10,000 restricted shares of common stock valued at $10.00 per share in partial payment of the claims covered by the Baroness lease.

In December 2004, the Company issued 26,995 restricted shares of common stock valued at an aggregate price of $1.60 in payment for various services.

In January 2005, the Company issued 500 restricted shares of common stock valued at $4.85 per share in consideration for the Lookout claims.

In January 2005, the Company issued 1,000 restricted shares of common stock valued at $4.85 per share in consideration for the Idaho Leadville claims.

In February 2005, the Company issued 50,000 restricted shares of common stock valued at $4.68 per share in partial payment of the claims covered by the Chester Mining Company lease.

In the period January - March 2005, the Company issued 537,251 restricted shares of common stock to individual investors valued at an average price of $2.91 per share.

In April 2005, the Company issued 10,000 restricted shares of common stock valued at $3.35 per share to the directors as compensation for attending various directors meetings.

In April 2005, the Company issued 291,000 restricted shares of common stock to individual investors at an average price of $2.61 per share.

In May 2005, the Company issued 7,000 restricted shares of common stock to individual investors at an average price of $3.29 per share.

In May 2005, the Company issued 23,850 restricted shares of common stock at a deemed value of $4.34 to offshore agents as commissions on the sale of Company stock to residents of Australia and New Zealand.

In June 2005, the Company issued 100,000 restricted shares of its common stock, valued at $3.51 per share, to Hecla Mining Company as consideration for the reserved royalty interest pertaining to the Consil lease.

In the period August – December 2005, the Company issued an aggregate of 544,573 restricted shares of its common stock at an average price of $1.51 per share to individual investors and upon exercise of outstanding options and warrants.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

The Company is authorized to issue twenty Million (20,000,000) shares of its Common Stock. As of December 31, 2004 there were 16,059,128 issued and outstanding. All shares of Common Stock are equal to each other with respect to voting, liquidation, dividend and other rights. Owners of shares of Common Stock are entitled to one vote for each share of Common Stock owned at any Shareholders’ meeting. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available; therefore, and upon liquidation, are entitled to participate pro rata in a distribution of assets available for such a distribution to Shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares. The Common Stock of the Company does not have cumulative voting rights. This means that the holders of more than fifty percent (50%) of the shares voting, in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors.

Shares Eligible For Future Sale

At December 1, 2005, Sterling had 17,622,997 shares of common stock outstanding, of which 6,447,029 shares constituted “restricted securities” within the meaning of Rule 144 adopted under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the time such shares were acquired from Sterling or any of its affiliates. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of: (i) 1% of the then outstanding shares of common stock; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about Sterling. All shares held by persons who are deemed to be affiliates of Sterling are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of Sterling for more than two years may be sold without limitation under Rule 144.

Sales of substantial amounts of common stock in the future, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and could impair our ability to raise capital through an offering of equity securities.

Transfer Agent

Columbia Stock Transfer Company is our transfer agent. Their offices are located at 410 E Sherman Ave., Coeur d’Alene, Idaho 83816-2196. Their telephone number is (208) 664-3544.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has not entered into indemnification agreements with its officers and directors. Although the Company’s Articles of Incorporation and By-Laws do not address the subject of indemnification, the Idaho Business Corporations Act Section 30-1-850 through 30-1-859, provides for both permissible and mandatory indemnification of officers and directors of the Company.

Permissive Indemnification

(1)	Except as otherwise provided by law, a corporation may indemnify an individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (a “Proceeding”) because he is a director against liability incurred in the proceeding if:

	(a)	(i)	He conducted himself in good faith; and

		(ii)	He reasonably believed:

			(A)	In the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and

			(B)	In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

		(iii)	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

	(b)	He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code.

(2)	A director’s conduct with respect to an employee plan for a purpose he reasonable believed to be in the best interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subsection (1)(a)(ii)(B) above.

(3)	The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

(4)	Unless ordered by a court under section 30-1-854(1)(c), Idaho Code, a corporation may not indemnify a director:

	(a)	In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the subsection 91) of this section; or

	(b)	In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Mandatory Indemnification

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Advances for Expenses

The Company may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the Company a written affirmation of his good faith belief that he has met the relevant standard of conduct and his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification. Such advances must be authorized by either the Board of Directors or by the shareholders, subject to applicable law.

Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of Sterling appear at the end of this registration statement beginning on page 56.

Selected unaudited quarterly financial data for the each of the quarters during nine-month period ending September 30, 2005 and for the year ended December 31, 2004, is as follows:

	Quarter (1)
2005	1st	2nd	3rd
Net revenues	$7,497	$14,427	$26,690
Gross profit	$(1,114,817)	$(1,272,744)	$(1,353,055)
Net income	$(1,177,408)	$(1,270,400)	$(1,373,728)
Earnings per share
Basic	$(.07)	$(.07)	$(.08)
Diluted	$(.07)	$(.07)	$(.08)

	Quarter
2004	1st	2nd	3rd	4th
Net revenues	$3,606	$7,901	$19,821	$85,829
Gross profit	$(583,411)	$(1,645,524)	$(608,915)	$(7,017,860)
Net income	$(514,183)	$(1,829,692)	$(636,621)	$(6,960,586)
Earnings per share
Basic	$(0.03)	$(0.13)	$(0.04)	$(0.46)
Diluted	$(0.03)	$(0.13)	$(0.04)	$(0.46)

(1)	The Company did not prepare interim financial information in 2003.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

The Consolidated Financial Statements of Sterling Mining Company for the years ended December 31, 2004, 2003 and 2002 and for the nine-month period ended September 30, 2005, appear at the end of this registration statement. See the table of contents to the financial statements on page 55.

Exhibits

See the Exhibit Index beginning on page 53.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING MINING COMPANY

Date: December 14, 2005	By:	/s/ Raymond De Motte
Raymond De Motte, President

Exhibit Index

Copies of the following documents are included as exhibits to this registration statement.

Exhibit No.	Description
3.1	Articles of Incorporation of the Sterling Mining Company, Limited dated February 21, 1903

3.2	Certificate of Amendment of Articles of Incorporation of Sterling Mining Company, Limited filed April 15, 1952

3.3	Certificate of Amendment of Articles of Incorporation of Sterling Mining Company filed January 20, 1969

3.4	Articles of Amendment dated June 28, 2003

3.5	Bylaws

10.1	Mining Lease and Agreement dated June 6, 2003 between Sunshine Precious Metals, Inc. and Sterling Mining Company

10.2	“Equipment Purchase Agreement” dated October 18, 2003 between Sterling Mining Company and Sunshine Mining Company and American Reclamation, Inc.

10.3	Mining Lease and Agreement dated February 4, 2004 between Chester Mining Company and Sterling Mining Company

10.4	Mining Lease and Agreement dated February 25, 2004 between Mineral Mountain Mining and Milling Company and Sterling Mining Company

10.5	Mining Lease and Agreement dated July 20, 2004 between Merger Mines Corporation and Sterling Mining Corporation

10.6	Agreement dated September 16, 2004 between Metropolitan Mines Corporation, Limited and Sterling Mining Company

10.7	Mining Lease Agreement effective June 30, 2002 between Jeremy King and Sterling Mining Company

10.8	Mining Lease Agreement effective March 21, 2003 between Silver Bowl, Inc. and Sterling Mining Company

10.9	Mining Lease Agreement effective March 21, 2003 between New Era Mines, Inc. and Sterling Mining Company

10.10	Mining Lease Agreement between United Mines, Inc. and Sterling Mining Company

10.11	Mining Lease dated April 23, 1996 between Sterling Mining Company (as lessor) and Silver Valley Resources Corporation (as lessee)

10.12	Mineral Lease Agreement dated November 26, 2004 between Timberline Resources Corporation and Sterling Mining Company

10.13	Mining Lease Agreement dated January 15, 2003 between James Ebisch and Ryan Reich as lessors and Sterling Mining Company as lessee.

10.14	Memorandum of Understanding dated January 17, 2004 between Sterling Mining Company and Martin Bernardo Sutti Courtade

10.15	Lease Agreement dated April 23, 2004 between Martin Bernardo Sutti Courtade and Sterling Mining de Mexico, S.A. de C.V.

10.16	Exploitation Agreement dated April 23, 2004 between Martin Bernardo Sutti Courtade and Sterling Mining de Mexcio, S.A. de C.V.

10.17	Letter of Intention dated May 19, 2004 entered into among Minera San Acacio, S.A. de C.V., Amado Mesta Howard, Martin Bernardo Sutti Courtade and Sterling Mining de Mexico, S.A. de C.V.

Exhibit No.	Description
10.18	Employment Agreement dated January 1, 2004 between Sterling Mining Company and Raymond De Motte #

10.19	Form of Employee Non-Disclosure Agreement

10.20	Commercial Lease between Silver Valley Capital, LLC and Sterling Mining Company

10.21	Employment Agreement dated May 5, 2005 between Sterling Mining Company and Michael L. Mooney #

10.22	Subscription Agreement dated July 12, 2004 between Mascot Silver-Lead Mines, Inc. and Sterling Mining Company

10.23	Form of Stock Option Agreement of Sterling Mining Company

10.24	Form of Stock Subscription Agreement (Non-U.S.)

10.25	Form of Stock Subscription Agreement (U.S.)

21.1	List of Subsidiaries

#	Denotes a management contract or compensatory plan.

FINANCIAL STATEMENTS

C O N T E N T S

STERLING MINING COMPANY

(An Exploration Stage Company)

Consolidated Financial Statements

(unaudited)

For the Nine Months Ended

September 30, 2005 and 2004

STERLING MINING COMPANY & SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (unaudited)	December 31, 2004
ASSETS

Current Assets
Cash	$359,232	$363,464
Marketable Securities	326,435	694,241
Accounts Receivable	18,988	20,062
Accounts Receivable—related parties	—	9,065
Notes Receivable	29,176	5,000
Inventories	178,983	88,774
Prepaid Expenses	108,933	90,607
Other Current Assets	164,569	105,619

Total Current Assets	1,186,316	1,376,832

Investments	783,992	1,431,053

Property, Plant and Equipment	515,122	477,973
Less Accumulated Depreciation	(31,423)	(16,511)

Net Property, Plant and Equipment	483,699	461,462

Other Assets
Prepaid Long Term Leases	463,486	412,500

TOTAL ASSETS	$2,917,493	$3,681,847

LIABILITIES

Current Liabilities
Accounts Payable	$568,754	$80,214
Accrued Expenses	832,828	784,365
Notes Payable—Current	—	160,000
Other Current Liabilities	—	—

Total Current Liabilities	1,401,582	1,024,579

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock, $.05 Par Value; 20,000,000 shares authorized. 17,494,422 and 16,059,128 shares issued and outstanding, respectively	874,721	802,956
Additional Paid in Capital	14,655,746	11,181,183
Deficit Accumulated During the Exploration Stage	(13,762,618)	(9,941,082)
Accumulated Comprehensive Income	(251,938)	614,211

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,515,911	2,657,268

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,917,493	$3,681,847

The accompanying condensed notes are an integral part of these financial statements

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended September 30		Nine Months Ended September 30		Period from February 18, 1903 (Inception) to To 09/30/05 (unaudited)
	2005 (unaudited)	2004 (unaudited)	2005 (unaudited)	2004 (unaudited)
REVENUES	$29,690	$19,821	$44,117	$31,328	$161,274
COSTS AND EXPENSES
Exploration	1,057,274	362,170	2,655,206	1,313,757	8,989,112
Production Costs	59,882	—	292,215	—	292,215
General and Administrative	207,909	233,514	682,018	1,428,978	3,846,894
Stock Compensation	—	—	—	—	237,576
Depreciation and Amortization	(6,047)	8,113	15,790	17,850	52,123
Professional Services	63,727	24,939	139,504	108,593	339,680

Total Expenses	1,382,745	628,736	3,784,733	2,869,178	13,757,600

(LOSS) FROM OPERATIONS	(1,353,055)	(608,915)	(3,740,616)	(2,837,850)	(13,596,326)
OTHER INCOME (EXPENSE)
Loss on Investments	(9,459)	(35,618)	(54,007)	(123,799)	(338,299)
Interest and Dividends	2,477	10,153	8,285	13,859	17,864
Interest Expense	(13,691)	(2,241)	(35,198)	(32,706)	(116,142)
Unrealized Loss on Trading Securities	—	—	—	—	(2,879)
Miscellaneous Income	—	—	—	—	11,129

Total Other Income (Expense)	(20,673)	(27,706)	(80,920)	(142,646)	(428,327)

LOSS BEFORE INCOME TAXES	(1,373,728)	(636,621)	(3,821,536)	(2,980,496)	(14,024,653)
INCOME TAXES	—	—	—	—	1,090

LOSS BEFORE MINORITY INTEREST	(1,373,728)	(636,621)	(3,821,536)	(2,980,496)	(14,023,563)
GAIN FROM DISCONTINUED OPERATIONS	—	—	—	—	260,945

NET LOSS	(1,373,728)	(636,621)	(3,821,536)	(2,980,496)	(13,762,618)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on investments	(242,601)	460,993	(866,196)	32,706	(251,985)

COMPREHENSIVE LOSS	$(1,616,329)	$(175,628)	$(4,687,732)	$(2,947,790)	$(14,014,603)

Basic and Fully Diluted Loss per Share	$(0.08)	$(0.04)	$(0.22)	$(0.21)

Basic and fully diluted weighted average shares outstanding	17,191,600	15,177,200	17,028,800	14,520,400

The accompanying condensed notes are an integral part of these financial statements

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Exploration Stage	Accumulated Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balances, December 31, 2002	4,982,391	$249,120	$223,136	$(495,734)	$(21,487)	$(44,965)
Issuances of common stock:
— for cash at an average of $.27 per share less expenses of $195,240	3,314,009	165,700	541,168	—	—	706,868
— for services at an average of $.83 per share	217,693	10,885	169,902	—	—	180,787
— for a lease at $0.65 per share	2,000,000	100,000	1,200,000	—	—	1,300,000
— for investments at $.68 per share	50,000	2,500	(2,500)			—
— adjustments for noncash consideration	31,000	1,550	(1,550)	—	—	—
Retirements of common stock as follows:						—
— for investments at $8.52 per share	(10,652)	(533)	(120,231)	—	—	(120,764)
Stock option activity:	—	—	—	—	—	—
— granted at an average of $.50 per share	—	—	1,035,913	—	—	1,035,913
— exercised at an average of $0.74 per share	234,300	11,715	162,510	—	—	174,225
Warrant activity:						—
— issued with common stock shares less expenses of $420,590	—	—	556,412	—	—	556,412
— exercised at an average of $.71 per share	1,632,886	81,644	1,078,021	—	—	1,159,665
Net loss for the year ended December 31, 2003	—	—	—	(4,150,761)	—	(4,150,761)
Other comprehensive income	—	—	—	—	1,446,000	1,446,000

Balances, December 31, 2003	12,451,627	$622,581	$4,842,781	$(4,646,495)	$1,424,513	$2,243,380
Issuances of common stock:
— for cash at an average of $3.23 per share less offering expenses of $208,195	523,125	26,156	1,453,767	—	—	1,479,923
— for services at an average of $6.04 per share	42,598	2,130	255,356	—	—	257,486
— for leases at an average of $7.31 per share	30,000	1,500	217,700	—	—	219,200
— for investments at an average of $12.67	80,000	4,000	1,009,500	—	—	1,013,500
— for accrued expenses at $0.99 per share	24,397	1,220	22,979	—	—	24,199
Retirements of common stock as follows:						—
— for investments at $10.00 per share	(100)	(5)	(995)	—	—	(1,000)
Stock option activity:						—
— granted for payment of expenses at $6.00 per share	—	—	517,690	—	—	517,690
— exercised at an average of $0.75 per share	672,809	33,640	470,967	—	—	504,607
— repurchased from option holders	—	—	(27,897)	—	—	(27,897)
Warrant activity:						—
— issued with common shares	—	—	604,348	—	—	604,348
— exercised at an average of $.76 per share	2,234,672	111,734	1,585,035	—	—	1,696,769
— issued for payment of expenses	—	—	229,952	—	—	229,952
Net loss for the year ended December 31, 2003	—	—	—	(5,294,587)	—	(5,294,587)
Other comprehensive loss	—	—	—	—	(810,302)	(810,302)

Balances, December 31, 2004	16,059,128	$802,956	$11,181,183	$(9,941,082)	$614,211	$2,657,268
Issuances of common stock:
— for cash at an average of $2.82 per share less offering expenses of $50,708 and commissions of $103,440	832,807	41,640	2,296,371			2,338,011
— for services at an average of $4.05 per share	33,850	1,693	135,248			136,940
— for leases at an average of $3.91 per share	151,500	7,575	584,700			592,275
Stock option activity as follows:
— exercised at $0.78 per share	397,693	19,885	288,385			308,270
Warrant activity as follows:						—
— issued with common stock shares			—			—
— exercised at an average of $3.00 per share	69,444	3,472	204,860			208,332
Repurchased at an average of $.75 per share	(50,000)	(2,500)	(35,000)			(37,500)
Net loss for the nine months ended September 30, 2005				(3,821,536)		(3,821,536)
Other comprehensive loss					(866,149)	(866,149)

Balances, September 30, 2005 (unaudited)	17,494,422	$874,721	$14,655,746	$(13,762,618)	$(251,938)	$1,515,911

The accompanying condensed notes are an integral part of these financial statements.

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Exploration Stage	Accumulated Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balance from inception through December 31, 1997	3,252,341	$162,617	(20,256)	$(73,488)	$—	$68,873
Issuances of common stock:
—for services at $0.05 per share	20,000	1,000	—	—	—	1,000
—for acquiring Ashington Mining Corp. at .135 per share	1,300,000	65,000	110,842	—	—	175,842
Net loss for the year ended December 31, 1998	—	—	—	(123,673)	—	(123,673)
Other comprehensive income (loss)	—	—	—	—	(33,638)	(33,638)

Balances, December 31, 1998	4,572,341	228,617	90,586	(197,161)	(33,638)	88,404
Issuances of common:
—for services at $0.05 per share	1,400	70	—	—	—	70
Options granted:
—for compensation at $0.32 per share	—	—	64,807	—	—	64,807
Net loss for the year ended December 31, 1999	—	—	—	(93,399)	—	(93,399)
Other comprehensive loss	—	—	—	—	(22,448)	(22,448)

Balances, December 31, 1999	4,573,741	$228,687	$155,393	$(290,560)	$(56,086)	$37,434
Issuances of common stock:
—for services at $0.15 per share	71,900	3,595	7,190	—	—	10,785
—for cash at an average of $0.52 per share	8,586	429	4,001	—	—	4,430
Stock option activity as follows:
— exercised at $0.25 per share	25,000	1,250	(1,250)	—	—	—
Net loss for the year ended December 31, 2000	—	—	—	(85,434)	—	(85,434)
Other comprehensive income	—	—	—	—	33,415	33,415

Balances, December 31, 2000	4,679,227	$233,961	$165,334	$(375,994)	$(22,671)	$630
Issuances of common stock:
—for services at an average of $0.12 per share	91,764	4,588	6,809	—	—	11,397
—for cash at $0.125 per share	16,000	800	1,200	—	—	2,000
—in lieu of debt at 0.125 per share	109,400	5,471	8,204	—	—	13,675
—for investments at an average of $0.13 per share	80,000	4,000	6,750	—	—	10,750
Net loss for the year ended December 31, 2001	—	—	—	(78,219)	—	(78,219)
Other comprehensive income	—	—	—	—	1,406	1,406

Balances, December 31, 2001	4,976,391	$248,820	$188,297	$(454,213)	$(21,265)	$(38,361)
Issuances of common stock:
—for services at an average of $0.19 per share	6,000	300	840	—	—	1,140
Stock subscribed with receipt of securities	—	—	33,999	—	—	33,999
Net loss for the year ended December 31, 2002	—	—	—	(41,521)	—	(41,521)
Other comprehensive loss	—	—	—	—	(222)	(222)

Balances, December 31, 2002	4,982,391	$249,120	$223,136	$(495,734)	$(21,487)	$(44,965)

The accompanying condensed notes are an integral part of these financial statements.

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Period from February 18, 1903 (Inception) to September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(3,821,536)	$(2,980,496)	$(13,762,618)
(Gain) from discontinued operations	—	—	(206,282)
Loss allocated to minority interest	—	—	(54,663)

	(3,821,536)	(2,980,496)	(14,023,563)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	15,790	17,850	52,123
Loss on investment transactions	54,007	123,799	338,299
Impairment of mineral properties	—	—	165,465
Unrealized loss on trading securities	—	—	2,879
Impairment of fixed assets	—	—	8,500
Forgiveness of debt	—	—	(8,250)
Payment of exploration lease expenses with stock	592,275	175,291	2,111,475
Payment of general & admin. expenses with stock	136,940	180,787	650,478
Payment of expenses with stock warrants	—	—	317,342
Payment of expenses with stock options	—	517,690	1,618,410
(Increase) decrease in:
Accounts receivable	1,074	(244,763)	(28,053)
Accounts receivable—related parties	(24,358)	—	(24,358)
Notes receivable	(24,176)	(5,000)	(29,176)
Inventories	(90,209)	(88,422)	(178,983)
Prepaid expenses	(18,326)	(210,051)	(347,683)
Other current assets	(58,950)	(49,526)	(164,569)
Increase (decrease) in:
Accounts payable	490,745	69,203	580,603
Accounts payable - related parties	33,679	(9,644)	24,035
Accrued expenses	(14,820)	(111,298)	769,545
Accrual of deferred equity acquisition costs	—	—	(33,000)
Cash used by discontinued operations	—	—	(23,469)

Net cash used by operating activities	(2,727,865)	(2,614,580)	(8,221,950)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(9,754)	(485,700)	(1,025,797)
Proceeds from investments	80,000	159,885	609,845
Equipment purchases	(3,726)	(40,924)	(497,101)
Mineral property acquisitions	—	—	(13,192)
Proceeds from sale of mineral property	—	—	757
Payments for long term prepaid lease	—		(173,750)
Cash provided by discontinued operations	—	—	22,117

Net cash used by investing activities	66,520	(366,739)	(1,077,121)

The accompanying condensed notes are an integral part of these financial statements

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30 2005	Nine Months Ended September 30 2004	Period from February 18, 1903 (Inception) to September 30 2005
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock net of costs	$2,338,011	$1,600,000	$5,649,884
Proceeds from exercise of stock options and warrants	516,602	1,122,152	4,051,868
Cash from purchase of subsidiary	—	—	4,086
Certificate of Deposit purchased in lieu of bond	—	—	(5,000)
Proceeds from Certificate of Deposit	—	—	10,000
Proceeds from shareholder loans (net)	—	—	27,437
Cash provided by discontinued operations	—	—	1,278
Proceeds from notes payable	—	200,000	200,000
Payment of notes payable	(160,000)	—	(200,000)
Purchase common stock from an investor	(37,500)	(40,000)	(37,500)
Stock Options purchased from option holders	—	(43,750)	(43,750)

Net cash provided by financing activities:	2,657,113	2,838,402	9,658,303

Net increase (decrease) in cash and cash equivalents	(4,232)	(142,917)	359,232

Cash beginning of period	363,464	766,576	—

Cash at end of period	$359,232	$623,659	$359,232

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$—	$—	$—
Interest paid	124	—	—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services	$136,940	$257,486	$650,479
Common stock issued for purchase of subsidiary	$—	$—	$175,842
Common stock issued for investments	$—	$1,013,500	$1,024,250
Common stock issued for lease expenses	$592,275	$119,200	$2,111,475
Common stock issues in lieu of debt	$—	$—	$13,675
Common stock issued for prepaid leases	$—	$100,000	$50,000
Common stock issues for accrued expenses	$—	$24,198	$24,198
Common stock options issued for expenses	$—	$517,690	$1,618,410
Common stock warrants issued for expenses	$—	$—	$317,342
Retirement of common stock from investments	$—	$1,000	$(121,764)

The accompanying condensed notes are an integral part of these financial statements

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Sterling Mining Company was incorporated in the State of Idaho on February 18, 1903 for the purpose of exploring and developing mineral properties through the sale, leasing, or joint venture of such properties. The consolidated financial statements presented herein include those of Sterling Mining Company and its majority-owned subsidiary, Sterling Mining de Mexico S.A. de C.V.; collectively herein referred to as “the Company”. Sterling Mining de Mexico S.A. de C.V. was incorporated in Mexico on February 27, 2004 to engage in the business of exploring and developing mining properties in Mexico.

The Company is engaged in the exploration of mining properties with a focus on the Coeur d’ Alene Mining District region in Northern Idaho and the State of Zacatecas, Mexico. Those exploration properties at which the Company has not determined whether or not the properties contain ore reserves that are economically recoverable are expensed as exploration costs as expenses are incurred. The ultimate realization of the Company’s investment in exploration properties is dependent upon the success of future exploration property sales, the existence of economically recoverable ore reserves, and the ability of the Company to obtain financing or make other financial arrangements for development and upon profitable production.

The Company is actively seeking additional capital and management believes its properties can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurance that it will be successful in its endeavors. The Company is in the exploration stage and it has not realized any significant revenues from its planned operations.

The results of operations for the periods presented may not be indicative of those which may be expected for a full year. These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2004. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as permitted by rules and regulations.

NOTE 2 – BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Operating results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of operations.

As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $13,762,618 through September 30, 2005, has negative working capital, and has limited cash resources. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Pronouncements—Recent

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections.” This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes,” which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this Statement will not impact the financial statements of the Company.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement will not impact the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153 (hereinafter “SFAS No. 153”). This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will not impact the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends SFAS Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects, does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will not impact the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4”

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

(hereinafter “SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under some circumstances, SFAS No. 151 mandates that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the financial position or results of operations of the Company.

Accounting Methods

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable

The Company carries its accounts receivable at cost. As the receivable results from a recently contracted obligation, the Company believes an allowance for doubtful accounts is not necessary. On a periodic basis, the Company will evaluate its accounts receivable and determine if an allowance for doubtful accounts becomes necessary, based on a history of past write-offs and collections and current credit conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Compensated Absences

Employees of the Company may be paid vacation, sick, and personal days off. The Company did not accrue compensated absences expense during the year because no policy on compensated absences had been adopted at September 30, 2005, and management has deemed that any liability arising from these provisions in the future would be immaterial.

Concentration of Risk

The Company maintains its domestic cash in several commercial banks in Coeur d’Alene, Idaho. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (hereinafter “SFAS No. 133”) as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share is computed similarly to basic earnings per share, but includes the number of additional common shares that would be issued if the potentially dilutive shares had been issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exploration Stage Activities

The Company has been in the exploration stage since its inception and has $161,274 in cumulative revenues from operations. The Company is primarily engaged in the acquisition and development of mineral properties. Should the Company locate a commercial minable reserve, the Company would expect to actively prepare the site for extraction of minerals.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred. Exploration costs expensed during the period ended September 30, 2004 and 2004 were $1,313,757 and $2,655,206, respectively. As of September 30, 2005, the exploration costs expensed during the Company’s exploration stage have been $8,989,112.

Fair Value of Financial Instruments

The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, marketable securities, investments in stocks, purchase options, purchase warrants, receivables, payables and

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

accrued expenses. Cash, receivables, payables and accrued expenses are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2005 and 2004. Marketable securities, investments in stocks, purchase options and purchase warrants are accounted for by market prices when available, or by other valuation methods described in these notes when market prices are not available.

Foreign Currency Translation

The Company created a Mexican subsidiary during 2004 for the purpose of exploration and exploitation of silver bearing minerals in Mexico. The Company translates into United States dollars its assets, liabilities, revenues, expenses, gains, and losses on the transactions of its Mexico subsidiary according to generally accepted accounting principles when those transactions are reported.

Inventories

Metals inventories are carried at the lower of current market value or average unit cost. Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs relating to mining and processing activities. Materials and supplies inventories are valued at the lower of average cost or fair market value. The inventories balance at September 30, 2005 represented supplies inventory in Mexico and silver coins inventory.

Mineral Development Costs

The Company will capitalize property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body. The Company will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered, previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a unit of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense.

Prepaid Expenses

The Company’s prepaid expenses primarily consist of prepaid insurance premiums and prepaid lease payments which are paid for up to a year in advance. Prepaid lease payments for periods beyond one year are considered other non-current assets.

Minority Interest

The Company owns 99% of its Mexico subsidiary, Sterling Mining de Mexico S.A. de C.V. The 1% minority in the subsidiary is owned by an individual. The minority interest is shown on the balance sheet as nil because there is a negative value to the capital account of the minority interest holder, and because the minority holder is not expected to make additional capital contributions.

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary after elimination of the intercompany accounts and transactions. The majority owned subsidiary of the Company is named above.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. See Note 5.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At September 30, 2005, the Company had net deferred tax assets calculated at an expected rate for both domestic and international purposes of 34% of approximately $4,733,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at September 30, 2005.

The significant components of the Company’s deferred tax assets were as follows:

	September 30, 2005	December 31, 2004
Net operating loss carryforward	$13,920,000	$10,097,000

Deferred tax asset	$4,733,000	$3,433,000

Deferred tax asset valuation allowance	$(4,733,000)	$(3,433,000)

At September 30, 2005, the Company has net operating loss carryforwards of approximately $13,920,000, which expire in the years 2016 through 2025. The change in the allowance account from December 2004 to September 2005 was $1,300,000. The change in the allowance account from December 31, 2003 to December 31, 2004 was $1,853,000.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Revenue Recognition Policy

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on terms of any sales contracts. Revenues from leases are recognized when realized and earned according to the lease provisions and receipt of the lease payments. The Company recognizes revenue from coin sales when title passes which is typically when cash is received in exchange for the coins.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (hereinafter “SFAS No. 123”), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

NOTE 4 – INVESTMENTS

Investment in Securities

The Company’s investments in securities are classified as either trading, held to maturity, or available for sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 115. During the periods ended September 30, 2005 and December 31, 2004, the Company did not own any securities classified as trading or held to maturity, but the Company did own securities classified as available for sale securities.

Available for sale securities consist of equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of other comprehensive income.

Gains and losses on the sale of available for sale securities are determined using the specific identification method and are included in earnings.

Investment Policies

The Company uses the average cost method to determine the gain or loss on investment securities held as available for sale based upon the accumulated cost bases of specific investment accounts.

The Company’s securities investments are classified as available for sale and are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

earnings and recorded net of tax as a component of other comprehensive income.

At September 30, 2005 and December 31, 2004, the market values of available for sale marketable securities were $326,435 and $694,241 respectively.

At September 30, 2005 and December 31, 2004, the market values of long-term investments were $379,931 and $772,733 respectively.

At September 30, 2005 and December 31, 2004, the market values of available for sale marketable securities were as follows:

	September 30, 2005	December 31, 2004
American Silver Mining Co	$35,298	$51,421
Chester Mining Co.	27,520	28,000
Endeavour Silver Corp.	0	54,226
Idaho General Mines	0	0
International Arimex Resources	0	25,277
Mascot Silver & Lead Mines	96,152	72,895
Metropolitan Mines Ltd.	54,810	69,000
Mineral Mountain Mining & Milling	31,240	36,400
Mines Management	27,549	19,184
Shoshone Silver	23,940	57,195
Timberline Resources Corp.	0	206,099
Other Investments	29,926	74,544

Totals	$326,435	$694,241

At September 30, 2005 and December 31, 2004, the market values of available for sale long-term investments were as follows:

	September 30,	December 31,
	2005	2004
Kimberly Gold Mines	$182,545	$483,213
Merger Mines Corp.	192,918	284,952

Others	4,468	4,468

Totals	$379,931	$772,633

NOTE 5 – EQUIPMENT

Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment for purposes of computing

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

depreciation are three to ten years. The following is a summary of equipment, and accumulated depreciation:

	September 30, 2005	December 31, 2004
Mining equipment	$444,605	$409,406
Vehicles	27,573	27,511
Office equipment	42,944	41,056

	$515,122	$477,973
Less accumulated depreciation	(31,423)	(16,511)

Totals	$483,699	$461,462

Depreciation expense for the nine months ended September 30, 2005 was $15,970 and for the nine months ended September 30, 2004 was $17,850. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts, or other acceptable measures. Maintenance and repairs are expensed as incurred. Replacements and improvements are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts and any resulting gain or loss is reflected in results of operations.

NOTE 6 – MINERAL PROPERTIES

The Company conducts exploration activities on patented and unpatented mining claims and where appropriate, seeks joint venture partners to lease or sell such properties.

Sunshine Mine

The Company leased the Sunshine Mine including approximately 240 patented and unpatented mining claims and related the infrastructure buildings and equipment on June 6, 2003. The property includes the Sunshine Mine and Mill, and all of the proximate support buildings, including the shops, dry, assay office, mine office, warehouse, hoist house, and the compressor building; and surface and underground equipment. The property also includes the ConSil Mine and Mill and related infrastructure buildings and equipment.

The lease term is 15 years and it provides an option for the Company to purchase the property for an amount between $3 and $5 million, indexed to the price of silver. The Company issued two million shares of common stock, assumed certain property tax payments in arrears, and made other cash payments to secure the lease. The Company pays a monthly lease fee of $10,000 per month and is subject to certain royalty interests payable to third parties when the mine is in production. There are no work requirements included in the lease other than to comply with applicable laws and regulations. The Company is developing a plan to put the mine back into

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

production and is concurrently engaging in surface exploration that has consisted of geochemical and geophysical studies and core diamond drilling. The Company has subsequently leased several adjacent properties to the Sunshine Mine that are accessible from the underground workings of the Mine.

Galena-East/West Claims

The Company owns by right of location 17 unpatented mining claims in the Coeur d’ Alene Mining District Region which are adjacent to the Galena Mine property of Coeur Silver Valley, Inc.(“CSV”), a wholly owned subsidiary of Coeur d’Alene Mines Corporation. In 1996, CSV signed a 20 year lease on the claim group which requires payment to the Company of an annual royalty of $4,200 and a 15% net profit interest. CSV reported during 2004 it mined and milled approximately 11,100 tons of development material on the property with a silver grade of approximately 12 ounces per ton.

Chester Group of Mining Claims

The Company leased the Chester Group of nine patented mining claims and a 1/3 interest in four other patented mining claims that are adjacent to the mining claims of the Sunshine Mine on February 4, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $600.00 per month until such time as a royalty of 4% on net returns or a royalty of 20% of net profits is payable. The Company is also obligated by the lease to issue to Chester Mining Company 50,000 shares of restricted Sterling Mining Company common stock on each anniversary date that the lease is in effect.

JE Prospect

On January 15, 2003, the Company signed a lease on the JE Prospect covering 220 acres in northwest Montana. In 2003, the Company located an additional 17 claims covering an additional 340 acres. The lease payment schedule is as follows:

•	$1,000 upon execution of the agreement, and upon 30 day and 10 month anniversaries
•	$4,000 by October 31, 2004, $7,500 by October 31, 2005 and 2006
•	$12,500 by October 31, 2007 and $15,000 by October 31, 2008
•	$20,000 per year on all subsequent October 31st dates

A production royalty of 2% gross returns will be paid to lessors on the total dollar value of the sales price of metals recovered from the property. During years 1-10 of the agreement, 0.5% of the aforementioned production royalty may be bought by the Company for $500,000. The remaining 1.5% royalty will remain effective through the life of the agreement, unless another buyout is negotiated. In 2004, there was no work commitment other than the minimum requirement for claim maintenance. In 2005, the Company was obligated for one drill hole, a minimum of 1,200 feet deep. The Company did not drill in 2005 but, for $5,000, negotiated an extension to complete the drilling in 2006. In the years 2007 through 2013, the Company is required to do a minimum of 1,000 feet of drilling per year.

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

Merger Mines Mining Claims

The Company leased the Merger Mines group of thirty-five patented mining claims that are adjacent to the mining claims of the Sunshine Mine on July 6, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $2,500 per year until such time as a royalty of 5% on net smelter returns is payable. The advance royalty increases to $5,000 per year at the beginning of the sixth year, increases to $7,500 per year at the beginning of the eleventh year, and increases to $10,000 at the beginning of the twenty-first year. The Company also issued to Merger Mines Corporation 20,000 shares of restricted Sterling Mining Company common stock as required by the lease at the beginning of the lease term. The Company is required to perform certain exploration activities during the first 18 months costing $25,000, during the second 18 months costing $100,000, and following the first 36 months a minimum of $25,000 per year.

Metropolitan Mines Mining Claims

The Company leased the Metropolitan Mines Corporation’s group of forty unpatented mining claims and Metropolitan’s partial interest in two patented claims that are adjacent to the mining claims of the Sunshine Mine on September 16, 2004. The Company also conveyed to and leased back from Metropolitan Mines Corporation 37 unpatented mining claims. The lease term is indefinite until cancelled. The lease is subject to an advance royalty payable by the Company of $1,000 per month until such time as ore is produced from the Metropolitan property. Net proceeds, when ore is produced, are to be split between Metropolitan (16% or 50%) and the Company (84% or 50%) depending upon the location of the production. Metropolitan Mines Corporation also delivered 200,000 shares of their restricted common stock to the Company.

Mineral Mountain Mining Claims

The Company leased from Mineral Mountain Mining and Milling Company four patented mining claims that are adjacent to the mining claims of the Sunshine Mine on February 25, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $3,600 per year until such time as net profits royalties of 3% are payable. The Company also issued to Mineral Mountain 30,000 shares of Sterling Mining Company restricted common stock as required by the lease at the beginning of the lease term.

Northwest Montana Group Claims

The Company leased four groups of unpatented mining claims located in Lincoln and Sanders Counties in Western Montana from Timberline Resources Corporation. Each claim group has the potential to host stratabound silver/copper deposits in the favorable Revett rock formation. The Lucky Luke Claim Group consists of twenty unpatented mining claims in Sanders County; the Standard Creek Claim Group consists of twenty-nine unpatented mining claims in Lincoln County, the Minton Pass Claim Group consists of twenty unpatented mining claims in Sanders County, and the East Bull Claim Group consists of twenty-six unpatented mining claims in Lincoln County, Montana. The lease dated November 26, 2004 has a term of 20 years and is renewable for an additional twenty years. The lease is subject to an advance royalty of $5,000

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

for each of the above claim groups that remain subject to the lease on June 1 of each year beginning in 2007. The Company will be obligated for a payment of $20,000 on June 1, 2007 if it then continues to hold by lease all four groups. Consideration provided to Timberline by the Company consisted of recognizing as paid a $65,500 receivable and a cash payment to Timberline of $19,600.

Northwest Montana JESTC Mining Claims

The Company leased groups of unpatented mining claims located in Lincoln County in Western Montana. Each claim group has the potential to host strata bound silver/copper deposits in the favorable Revett rock formation. The lease dated August 19, 2005 is renewable on a year-by-year basis with no future work commitments. The lease is subject to an advance payment of $2,250 for the 2005-2006 assessment work and $10,000 upon signing of the agreement. Annual lease payments are $15,000 on the first anniversary, $30,000 on the second anniversary and $50,000 on the third anniversary and there after. The agreement also provides for a $2,000,000 buy-out upon revenues from production or $2,500,000 paid on a quarterly basis at 1% of the quarterly net smelter returns.

Other U.S. Exploration Prospects

The Company has numerous exploration prospects in the United States of America held by ownership, lease or lease option in the states of Idaho, and Montana comprising over 10,000 acres of unpatented mining claims. Owned properties are unpatented mining claims subject to the paramount title of the federal government; subject to annual work requirements and annual fees.

Sterling Mining De Mexico, S.A. De C.V. Properties

The Company formed Sterling Mining De Mexico, S.A. De C.V. in February 2004, to engage in the exploration and exploitation of silver minerals in Mexico. Sterling Mining De Mexico is a 99% owned subsidiary of Sterling Mining Company. These properties include:

Baroness Lease

The Baroness property is located approximately three kilometers northeast of the city of Zacatecas, in the state of Zacatecas, Mexico. The Baroness project consists of a vat leach plant for the treatment of silver bearing tailings at the plant site and silver bearing minerals from other properties near the site. The property consists of approximately five hectares (12 acres). Preliminary production began in March and ramped to commercial levels by the third quarter.

San Acacio Lease

The San Acacio lease is located approximately five kilometers northeast of the City of Zacatecas and two kilometers from the Baroness Plant. The property consists of approximately ten

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

exploitation concessions containing approximately 745 hectares (1,840 acres). The properties have been worked in the past at shallow depths for the extraction of silver minerals.

Other Mexico Mineral Concessions

Sterling Mining De Mexico, S.A. De C.V. holds several exploration mineral concessions that are situated approximately 60 kilometers to the southeast of the city of Zacatecas. These include the Tesorito Group, the Esperanza Group, the La Aventurera Group, and the Bolshoi. These properties comprise approximately 5,000 hectares (12,350 acres). Some of these properties have been worked in the past at shallow depths for the extraction of silver minerals.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2005, a director of the Company’s Mexico subsidiary loaned the Company $29,296 which was repaid by the Company. This director also repaid $54,871 during the nine months ended September 30, 2005 that the Company had loaned to him during 2004.

NOTE 8 – COMMON STOCK

During the nine months ended September 30, 2005, the Company issued 832,807 shares of common stock for cash of $2,338,011 net of expenses of $161,989, issued 33,850 shares for services valued at $136,940, and issued 151,500 shares of common stock for lease expenses valued at $592,275. The Company also retired 50,000 shares of stock that were repurchased from an investor for $37,500. The Company issued 69,444 shares of common stock upon the exercise of warrants and the receipt of $208,332. The Company issued 397,693 shares of common stock upon the exercise of stock options and the receipt of $308,270.

NOTE 9 – COMMON STOCK OPTIONS

During the nine months ended September 30, 2005, the Company granted 50,000 stock options which expire December 27, 2005. The fair value of stock options is estimated on the issue date using the Black-Scholes option price calculation. Assumptions made in estimating the fair value include the risk free interest rate (3.8% to 3.96%), volatility (37% to 163%), and expected life (1 to 10 years).

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

Stock Options for the six months ended 09/30/05	Number Of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	1,183,467	$1.19
Granted	50,000	5.50
Exercised	397,693	0.75
Forfeited	0	—
Expired	0	—

Outstanding at September 30, 2005	835,774	$1.66

Options exercisable at September 30, 2005	835,774

Weighted average fair value of options granted during 2005	$0.54

NOTE 10 – COMMON STOCK WARRANTS

During the nine months ended September 30, 2005, the following common stock warrants activity occurred:

Warrants for the nine months ended 09/30/05	Number Of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	500,889	$5.59
Granted	545,817	3.74
Exercised	69,444	3.00
Forfeited	150,000	7.00
Expired	225,945	1.00

Outstanding at September 30, 2005	601,317	$3.86

Warrants exercisable at September 30, 2005	601,317

Weighted average fair value of warrants granted during 2005	$0.90

NOTE 11– COMMITMENTS AND CONTINGENCIES

Mineral Leases

The Company has secured leases of several mineral properties. Each of the leases is subject to lease payments as is shown in the table below

Mineral Leases	Production Royalties Payable (1)	2005 Annual Lease Fees	2005 Annual Work Required
Baroness Concession (2)	Yes	$0
Chester Claim Group (3)	Yes	7,200	None
J.E. Prospect	Yes	7,500	None
Merger Mines Claim Group	Yes	2,500	None
Metropolitan Mines Claim Group	Yes	12,000	None
Mineral Mountain Claim Group	Yes	3,600	None
Northwest Montana Claim Group (4)	Yes	0	None
San Acacio Concession	Yes	150,000	None
Sunshine Mine and Infrastructure (5)	Yes	120,000	None

Totals		$302,800

STERLING MINING COMPANY AND SUBSIDIARY

(An Exploration Stage Company)

Condensed Notes to the Consolidated Financial Statements

September 30, 2005

(1)	All leases are subject to production royalties, but no such royalties were payable in the quarter ended June 30, 2005.
(2)	$350,000 in cash and $100,000 in the Company’s common stock were prepaid in 2004 to apply to the life of the Baroness lease of 225 months, but there are no annual lease fees.
(3)	The Chester Claim Group lease also requires an annual payment of 50,000 shares of Sterling Mining Company common stock be issued to Chester Mining Company.
(4)	Northwest Montana Claim Group annual lease fee of $20,000 commences on June 1, 2007.
(5)	Production royalties are not payable to lessor, but are payable to third parties.

Compliance with Environmental Regulations

The Company’s mining activities are subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may require additional capital outlays, affect the economics of projects and change or delay the Company’s activities. The Company is in compliance with all environmental regulations.

Taxes:

The Company filed Federal and State tax returns for the years 1999-2003 during the quarter. There was no tax liability for the returns.

Note 12 – SEGMENT REPORTING

The company began operating in two business segments during 2004. One segment is the exploration segment in the United States of America. The Company engages in the acquisition and exploration of mineral properties in the U.S.A. in this segment. The Company’s other segment is the Mexico exploration segment. That segment includes the Company’s 99% owned subsidiary Sterling Mining De Mexico, S.A. De C.V. The Mexico segment engages in the acquisition and exploration of mineral properties in Mexico. The Company’s objective in each segment is to place those properties that can be operated at a profit into production. The Company was organized into a single business segment at December 31, 2003. That segment engaged in mineral exploration in the United States of America.

NOTE 13 – SUBSEQUENT EVENTS

The Company has scheduled a Special Meeting of the Shareholders for December 21, 2005 to consider and vote on approving the auditors to perform the 2005 financial audit and to consider and vote upon an amendment to the Company’s Articles of Incorporation to increase the authorized capital stock from 20,000,000 (twenty million) to 40,000,000 (forty million) common shares of the par value of $0.05.

Board of Directors

Sterling Mining Company

Coeur d’Alene, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Sterling Mining Company as of December 31, 2004, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sterling Mining Company, as of December 31, 2004, 2003 and 2002 and the results of its operations, stockholders’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As discussed in Note 2, the Company has an accumulated deficit of $9,941,082 at December 31, 2004, has limited revenue and substantial continuing financial development needs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington

August 12, 2005

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003	December 31, 2002
ASSETS

CURRENT ASSETS
Cash	$363,464	$766,576	$5
Marketable securities	694,241	339,145	4,085
Accounts receivable	20,062	49,225	12,776
Accounts receivable - related party	9,065	—	—
Note receivable	5,000	—	—
Inventories	88,774	—	—
Prepaid expenses and deposits	90,607	93,056	—
Other current assets	105,619	—	—

Total Current Assets	1,376,832	1,248,002	16,866

INVESTMENTS	1,431,053	1,464,890	—

PROPERTY AND EQUIPMENT
Office and mining equipment	477,973	437,049	—
Accumulated depreciation	(16,511)	(1,473)	—

Total Property and Equipment	461,462	435,576	—

OTHER ASSETS
Prepaid long-term leases	412,500	—	—

NET ASSETS FROM DISCONTINUED OPERATIONS	—	—	32,548

TOTAL ASSETS	$3,681,847	$3,148,468	$49,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$80,214	$25,293	$27,869
Accounts payable - related party	—	9,644	2,494
Accrued expenses	784,365	870,151	—
Note payable	160,000	—	—

Total Current Liabilities	1,024,579	905,088	30,363

COMMITMENTS AND CONTINGENCIES	—	—	—

MINORITY INTERESTS IN SUBSIDIARIES	—	—	64,016

STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock, $0.05 par value; 20,000,000 shares authorized, 16,059,128, 12,451,627 and 4,982,391 shares issued and outstanding, respectively	802,956	622,581	249,120
Additional paid-in capital	11,181,183	4,842,781	223,136
Deficit accumulated during exploration stage	(9,941,082)	(4,646,495)	(495,734)
Accumulated other comprehensive income	614,211	1,424,513	(21,487)

Total Stockholders’ Equity (Deficit)	2,657,268	2,243,380	(44,965)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,681,847	$3,148,468	$49,414

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from February 18, 1903 (Inception) to December 31, 2004
REVENUES	$62,873	$8,448	$4,200	$117,157

EXPENSES
Exploration	3,223,737	2,944,209	—	6,333,906
General and administrative	1,714,993	1,131,773	39,758	3,164,876
Stock compensation	—	237,576	—	237,576
Depreciation and amortization	15,038	1,473	—	36,333
Professional services	110,480	31,663	2,355	200,176

TOTAL EXPENSES	5,064,248	4,346,694	42,113	9,972,867

LOSS FROM OPERATIONS	(5,001,375)	(4,338,246)	(37,913)	(9,855,710)

OTHER INCOME (EXPENSES)
Gain (loss) on investment transactions	(231,126)	(30,700)	7,849	(284,292)
Interest and dividends	8,402	446	—	9,579
Interest expense	(79,150)	—	—	(80,944)
Unrealized loss on trading securities	—	—	—	(2,879)
Miscellaneous income	8,662	—	—	11,129

TOTAL OTHER INCOME (EXPENSES)	(293,212)	(30,254)	7,849	(347,407)

LOSS BEFORE INCOME TAXES	(5,294,587)	(4,368,500)	(30,064)	(10,203,117)

INCOME TAXES	—	—	—	1,090

NET LOSS BEFORE ALLOCATION TO MINORITY INTEREST	(5,294,587)	(4,368,500)	(30,064)	(10,202,027)

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	—	217,739	(11,457)	260,945

NET LOSS	(5,294,587)	(4,150,761)	(41,521)	(9,941,082)

OTHER COMPREHENSIVE INCOME
Unrealized gain (loss) on investments	(810,302)	1,446,000	(222)	614,211

COMPREHENSIVE LOSS	$(6,104,889)	$(2,704,761)	$(41,743)	$(9,326,871)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.35)	$(0.43)	$(0.01)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	15,298,200	9,720,000	4,978,800

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Exploration Stage	Accumulate Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balance from inception through December 31, 1997	3,252,341	$162,617	$(20,256)	$(73,488)	$—	$68,873
Issuances of common stock:
- for services at $0.05 per share	20,000	1,000	—	—	—	1,000
- for acquiring Ashington Mining Corporation at .135 per share	1,300,000	65,000	110,842	—	—	175,842

Net loss for the year ended December 31, 1998	—	—	—	(123,673)	—	(123,673)
Other comprehensive loss	—	—	—	—	(33,638)	(33,638)

Balances, December 31, 1998	4,572,341	228,617	90,586	(197,161)	(33,638)	88,404

Issuances of common stock:
- for services at $0.05 per share	1,400	70	—	—	—	70

Options granted:
- for compensation at $0.32 per share	—	—	64,807	—	—	64,807

Net loss for the year ended December 31, 1999	—	—	—	(93,399)	—	(93,399)
Other comprehensive loss	—	—	—	—	(22,448)	(22,448)

Balances, December 31, 1999	4,573,741	228,687	155,393	(290,560)	(56,086)	37,434

Issuances of common stock:
- for services at $0.15 per share	71,900	3,595	7,190	—	—	10,785
- for cash at an average of $0.52 per share	8,586	429	4,001	—	—	4,430

Stock option activity:
- exercised at $0.25 per share	25,000	1,250	(1,250)	—	—	—

Net loss for the year ended December 31, 2000	—	—	—	(85,434)	—	(85,434)
Other comprehensive income	—	—	—	—	33,415	33,415

Balances, December 31, 2000	4,679,227	233,961	165,334	(375,994)	(22,671)	630

Issuances of common stock:
- for services at an average of $0.12 per share	91,764	4,588	6,809	—	—	11,397
- for cash at $0.125 per share	16,000	800	1,200	—	—	2,000
- in lieu of debt at 0.125 per share	109,400	5,471	8,204	—	—	13,675
- for investments at an average of $0.13 per share	80,000	4,000	6,750	—	—	10,750

Net loss for the year ended December 31, 2001	—	—	—	(78,219)	—	(78,219)
Other comprehensive income	—	—	—	—	1,406	1,406

Balances, December 31, 2001	4,976,391	$248,820	$188,297	$(454,213)	$(21,265)	$(38,361)

The accompanying notes are an integral part of these financial statements

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (continued)

			Additional Paid-in Capital	Accumulated Deficit During Exploration Stage	Accumulated Comprehensive Income (Loss)	Total
	Common Stock
	Number of Shares	Amount

Balances forward, December 31, 2001	4,976,391	$248,820	$188,297	$(454,213)	$(21,265)	$(38,361)

Issuances of common stock:
- for services at an average of $0.19 per share	6,000	300	840	—	—	1,140

Stock subscribed with receipt of securities			33,999			33,999
Net loss for the year ended December 31, 2002	—	—	—	(41,521)	—	(41,521)
Other comprehensive loss	—	—	—	—	(222)	(222)

Balances, December 31, 2002	4,982,391	249,120	223,136	(495,734)	(21,487)	(44,965)

Issuances of common stock:
- for cash at an average of $0.27 per share, less expenses of $195,240	3,314,009	165,700	541,168	—	—	706,868
- for services at an average of $0.83 per share	217,693	10,885	169,902	—	—	180,787
- for a lease at $0.65 per share	2,000,000	100,000	1,200,000	—	—	1,300,000
- for investments at $0.68 per share	50,000	2,500	(2,500)	—	—	—
- adjustments for noncash consideration	31,000	1,550	(1,550)	—	—	—

Retirements of common stock:
- for investments at $8.52 per share	(10,652)	(533)	(120,231)	—	—	(120,764)

Stock option activity:
- granted at an average of $0.50 per option	—	—	1,035,913	—	—	1,035,913
- exercised at an average of $0.74 per share	234,300	11,715	162,510	—	—	174,225

Warrant activity:
- issued with common stock shares, less expenses of $420,590	—	—	556,412	—	—	556,412
- exercised at an average of $0.71 per share	1,632,886	81,644	1,078,021	—	—	1,159,665

Net loss for the year ended December 31, 2003	—	—	—	(4,150,761)	—	(4,150,761)
Other comprehensive income	—	—	—	—	1,446,000	1,446,000

Balances, December 31, 2003	12,451,627	$622,581	$4,842,781	$(4,646,495)	$1,424,513	$2,243,380

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (continued)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Exploration Stage	Accumulated Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balances forward, December 31, 2003	12,451,627	$622,581	$4,842,781	$(4,646,495)	$1,424,513	$2,243,380
Issuances of common stock:
- for cash at an average of $3.23 per share, less offering expenses of $208,195	523,125	26,156	1,453,767	—	—	1,479,923
- for services at an average of $6.04 per share	42,598	2,130	255,356	—	—	257,486
- for leases at an average of $7.31 per share	30,000	1,500	217,700	—	—	219,200
- for investments at an average of $12.67 per share	80,000	4,000	1,009,500	—	—	1,013,500
- for accrued expenses at $0.99 per share	24,397	1,220	22,979	—	—	24,199

Retirements of common stock:
- for investments at $10.00 per share	(100)	(5)	(995)	—	—	(1,000)

Stock option activity:
- granted for payment of expenses at $6.00 per share	—	—	517,690	—	—	517,690
- exercised at an average of $0.75 per share	672,809	33,640	470,967	—	—	504,607
- repurchased from option holders	—	—	(27,897)	—	—	(27,897)

Warrant activity:
- issued with common shares	—	—	604,348	—	—	604,348
- exercised at an average of $0.76 per share	2,234,672	111,734	1,585,035	—	—	1,696,769
- issued for payment of expenses	—	—	229,952	—	—	229,952

Net loss for the year ended December 31, 2004	—	—	—	(5,294,587)	—	(5,294,587)
Other comprehensive income loss	—	—	—	—	(810,302)	(810,302)

Balances, December 31, 2004	16,059,128	$802,956	$11,181,183	$(9,941,082)	$614,211	$2,657,268

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from February 7, 1903 (Inception) to December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(5,294,587)	$(4,150,761)	$(41,521)	$(9,941,082)
Loss from discontinued operations	—	(217,739)	11,457	(206,282)
Loss allocated to minority interest	—	—	—	(54,663)

	(5,294,587)	(4,368,500)	(30,064)	(10,202,027)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation/amortization	15,038	1,473	—	36,333
Loss (gain) on investment transactions	231,126	30,700	(7,849)	284,292
Impairment of mineral property	—	—	—	165,465
Unrealized loss on trading securities	—	—	—	2,879
Impairment of fixed assets	—	—	—	8,500
Forgiveness of debt	—	—	—	(8,250)
Payment of exploration lease expenses with stock	219,200	1,300,000	—	1,519,200
Payment of general and admin expenses with stock	257,486	180,787	35,139	513,539
Payment of expenses with issuance of warrants	229,952	87,390	—	317,342
Payments of expenses with issuance of options	517,690	1,035,913	—	1,618,410
(Increase) decrease in:
Accounts receivable	20,098	(36,449)	28,418	(29,127)
Note receivable	(5,000)	—	—	(5,000)
Inventories	(88,774)	—	—	(88,774)
Prepaid expenses and deposits	(410,051)	(93,056)	843	(503,108)
Other current assets	(105,619)	—	—	(105,619)
Increase (decrease) in:
Accounts payable	54,921	4,574	(7,152)	89,858
Accounts payable - related party	(9,644)	—	—	(9,644)
Accrued expenses	(85,786)	870,151	(9,913)	784,365
Accrual of deferred equity acquisition costs	—	(33,000)	—	(33,000)
Cash used by discontinued operations	—	—	(23,469)	(23,469)

Net cash used by operating activities	(4,453,950)	(1,020,017)	(14,047)	(5,667,835)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(509,721)	(327,688)	(29,845)	(1,016,043)
Proceeds from sale of investments	199,585	8,544	20,085	529,845
Equipment purchases	(40,924)	(437,049)	—	(493,375)
Mineral property acquisitions	—	—	—	(13,192)
Proceeds from sale of mineral property	—	—	—	757
Cash provided by discontinued operations	—	—	22,117	22,117

Net cash used by investing activities	(351,060)	(756,193)	12,357	(969,891)

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from February 7, 1903 (Inception) to December 31, 2004
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,084,272	1,208,891	—	3,311,873
Proceeds from exercise of stock options and warrants	2,201,376	1,333,890	—	3,535,266
Cash from purchase of subsidiary	—	—	—	4,086
CD purchased in lieu of bond	—	—	—	(5,000)
Proceeds from CD	—	—	—	10,000
Proceeds from shareholder loans, net	—	—	100	27,437
Cash provided by discontinued operations	—	—	1,278	1,278
Proceeds from notes payable	200,000	—	—	200,000
Payment of notes payable	(40,000)	—	—	(40,000)
Stock options purchased from options holders	(43,750)	—	—	(43,750)

Net cash provided by financing activities:	4,401,898	2,542,781	1,378	7,001,190

Net increase (decrease) in cash and cash equivalents	(403,112)	766,571	(312)	363,464

Cash beginning of period	766,576	5	317	—

Cash at end of period	$363,464	$766,576	$5	$363,464

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Income taxes paid	$—	$—	$—	$—
Interest paid	$—	$—	$—	$1,090

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for services	$257,486	$180,787	$35,139	$513,539
Common stock issued for purchase of subsidiary	$—	$—	$—	$175,842
Common stock issued for investments	$1,013,500	$—	$—	$1,024,250
Common stock issued for lease expenses	$219,200	$1,300,000	$—	$1,519,200
Common stock issued in lieu of debt	$—	$—	$—	$13,675
Common stock issued for accrued expenses	$24,198	$—	$—	$24,198
Common stock options issued for expenses	$517,690	$1,035,913	$—	$1,618,410
Common stock warrants issued for expenses	$229,952	$87,390	$—	$317,342
Retirement of common stock from investments	$1,000	$120,764	$—	$121,764

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Sterling Mining Company was incorporated in the State of Idaho on February 18, 1903 for the purpose of exploring and developing mineral properties through the sale, leasing or joint venture of such properties. The consolidated financial statements presented herein include those of Sterling Mining Company and its majority-owned subsidiary, Sterling Mining de Mexico S.A. de C.V., collectively herein referred to as “the Company.” Sterling Mining de Mexico S.A. de C.V. was incorporated in Mexico on February 27, 2004, to engage in the business of exploring and developing mining properties in Mexico.

The Company is engaged in the exploration of mining properties in the Coeur d’Alene Mining District region in North Idaho and in the State of Zacatecas, Mexico. The exploration properties where the Company has not determined whether the exploration properties contain ore reserves that are economically recoverable are expensed as exploration costs as incurred. The ultimate realization of the Company’s investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other financial arrangements for development and upon future profitable production.

The Company is actively seeking additional capital and management believes its properties can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurance that it will be successful in this endeavor. The Company is in the exploration stage and it has not realized any revenues from its planned operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Pronouncements - Recent

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153 (hereinafter “SFAS No. 153”). This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

guidance in that opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will not impact the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends SFAS Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects, does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will not impact the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4” (hereinafter “SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under some circumstances, SFAS No. 151 mandates that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the financial position or results of operations of the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). Statement of Financial Accounting Standards No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (hereinafter “FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

Accounting Methods

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable

The Company carries its accounts receivable at cost. As the receivable results from a recently contracted obligation, the Company believes an allowance for doubtful accounts is not necessary. On a periodic basis, the Company will evaluate its accounts receivable and determine if an allowance for doubtful accounts becomes necessary, based on a history of past write-offs and collections and current credit conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Compensated Absences

Employees of the Company may be paid vacation, sick, and personal days off. The Company did not accrue compensated absences expense during the year because no policy on compensated absences had been adopted at December 31, 2004, and management has deemed that any liability arising from these provisions in the future would be immaterial.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Concentration of Risk

The Company maintains its domestic cash in several commercial banks in Coeur d’Alene, Idaho. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (hereinafter “SFAS No. 133”) as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share is computed similarly to basic earnings per share, but includes the number of additional common shares that would be issued if the potentially dilutive shares had been issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exploration Stage Activities

The Company has been in the exploration stage since its inception and has $117,157 in cumulative revenues from operations. The Company is primarily engaged in the acquisition and development of mineral properties. Should the Company locate a commercial minable reserve, the Company would expect to actively prepare the site for extraction of minerals.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred. Exploration costs expensed during the periods ended December 31, 2004, 2003 and 2002 were $3,223,737, $2,944,209 and none, respectively. As of December 31, 2004 the exploration costs expensed during the Company’s exploration stage have been $6,333,906.

Fair Value of Financial Instruments

The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, marketable securities, investments in stocks, purchase options, purchase warrants, receivables, payables and accrued expenses. Cash, receivables, payables and accrued expenses are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2004, 2003 and 2002. Marketable securities, investments in stocks, purchase options and purchase warrants are accounted for by market prices when available, or by other valuation methods described in these notes when market prices are not available.

Foreign Currency Translation

The Company created a Mexican subsidiary during 2004 for the purpose of exploration and exploitation of silver bearing minerals in Mexico. The Company translates into United States dollars its assets, liabilities, revenues, expenses, gains, and losses on the transactions of its Mexico subsidiary according to generally accepted accounting principles when those transactions are reported.

Going Concern

As shown in the accompanying financial statements, the Company has limited revenues, has a large net loss for the year ended December 31, 2004 and has an accumulated deficit. These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The Company’s management believes that significant and imminent private placements of stock and continuing contracted agreements will generate sufficient cash for the Company to continue to operate based on current expense projections. The Company anticipates it will require approximately three million dollars to continue operations in calendar year 2005.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Inventories

Metals inventories are carried at the lower of current market value or average unit cost. Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs relating to mining and processing activities. Materials and supplies inventories are valued at the lower of average cost or fair market value. The inventories balance at December 31, 2004 represented supplies inventory in Mexico and silver coins inventory.

Mineral Development Costs

The Company will capitalize property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body. The Company will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered, previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a unit of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense. As of December 31, 2004, the company had not entered this development stage on any properties held.

Prepaid Expenses

The Company’s prepaid expenses primarily consist of prepaid insurance premiums and prepaid lease payments which are paid for up to a year in advance. Prepaid lease payments for periods beyond one year are considered other non-current assets.

Minority Interest

The Company owns 99% of its Mexico subsidiary, Sterling Mining de Mexico S.A. de C.V. The 1% minority in the subsidiary is owned by an individual. The minority interest is shown on the balance sheet as nil because there is a negative value to the capital account of the minority interest holder, and because the minority holder is not expected to make additional capital contributions. During 2003, the Company had disposed of another majority owned subsidiary in Ashington Mining Corporation (see Note 11).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary after elimination of the intercompany accounts and transactions. The majority owned subsidiary of the Company is named above.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. See Note 4.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2004, the Company had net deferred tax assets calculated at an expected rate for both domestic and international purposes of 34% of approximately $3,433,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2004.

The significant components of the Company’s deferred tax assets were as follows:

	December 31, 2004	December 31, 2003	December 31, 2002
Net operating loss carryforward	$10,097,000	$4,646,000	$495,000

Deferred tax asset	$3,433,000	$1,580,000	$168,000

Deferred tax asset valuation allowance	$(3,433,000)	$(1,580,000)	$(168,000)

At December 31, 2004, the Company has net operating loss carryforwards of approximately $10,097,000, which expire in the years 2016 through 2024. The change in the allowance account from December 31, 2003 to December 31, 2004 was $1,853,000.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Revenue Recognition Policy

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on terms of any sales contracts. Revenues from leases are recognized when realized and earned according to the lease provisions and receipt of the lease payments. The Company recognizes revenue from coin sales when title passes which is typically when cash is received in exchange for the coins. The Company, as of December 31, 2004, has had no revenues from its other mining activities.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (hereinafter “SFAS No. 123”), defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Investment in Securities

The Company’s investments in securities are classified as either trading, held to maturity, or available for sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 115. During the years ended December 31, 2004, 2003 and 2002, the Company did not own any securities classified as trading or held to maturity, but the Company did own securities classified as available for sale securities.

Available for sale securities consist of equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of other comprehensive income.

Gains and losses on the sale of securities available-for-sale are determined using the specific identification method and are included in earnings.

Investment Policies

The Company uses the average cost method to determine the gain or loss on investment securities held as available for sale based upon the accumulated cost bases of specific investment accounts.

The Company’s securities investments are classified as available for sale securities and are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

At December 31, 2004, 2003 and 2002, the market values of available for sale marketable securities were as follows:

	December 31, 2004		December 31, 2003		December 31, 2002
	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
American Silver Mining Co.	$51,421	37,294	$80,711	$40,357	$—	$—
Chester Mining Co.	28,000	33,440	13,905	7,349	—	—
Endeavor Silver Corp.	35,420	1,877	—	—	—	—
Mascot Silver & Lead Mines	72,895	84,285	57,813	12,105	—	—
Metropolitan Mines	69,000	88,155	6,440	2,596	—	—
Mineral Mountain Mining	36,400	57,850	800	958	—	—
Mines Management	19,184	27,363	24,185	5,000	—	—
Shoshone Silver	57,195	21,379	88,750	13,171	—	—
Timberline Resources Corp.	206,099	6,008	—	—	—	—
Other Investments	118,627	57,289	66,541	66,957	4,085	4,307

	$694,241	$414,940	$339,145	$148,493	$4,085	$4,307

At December 31, 2004, 2003 and 2002, the market values of available for sale long term investments were as follows:

	December 31, 2004		December 31, 2003		December 31, 2002
	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
Kimberly Gold Mines	$483,213	$246,249	$1,301,395	$137,993	$—	$—
Merger Mines	284,952	189,474	163,495	93,036	—	—
Others	4,468	2,000	—	—	—	—

	$772,633	$437,723	$1,464,890	$231,029	$—	$—

At December 31, 2004, 2003 and 2002, the estimated values of other investments were as follows:

	December 31, 2004		December 31, 2003		December 31, 2002
	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
Chester Mining Company options	$157,171	$157,171	$—	$—	$—	$—
Mineral Mountain Mining options	480,903	480,903	—	—	—	—
Various stock purchase warrants	20,346	20,346	—	—	—	—

	$658,420	$658,420	$—	$—	$—	$—

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

The following represents the components of both current and long-term investments:

	December 31, 2004	December 31, 2003	December 31, 2002
Current available-for-sale securities:
Cost	$414,940	$148,493	$4,307
Unrealized holding gains	344,915	191,226	—
Unrealized holding losses	(65,614)	(574)	(222)

Fair market value	$694,241	$339,145	$4,085

Long-term available-for-sale investments:
Cost	$1,096,143	$231,029	$—
Unrealized holding gains	334,910	1,233,861	—
Unrealized holding losses	—	—	—

Fair market value	$1,431,053	$1,464,890	$—

NOTE 4 – EQUIPMENT

Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment for purposes of computing depreciation are three to ten years for equipment.

The following is a summary of equipment, and accumulated depreciation:

	December 31, 2004	December 31, 2003	December 31, 2002
Mining equipment	$409,406	$404,652	$—
Automobile	27,511	21,260	—
Office equipment	41,056	11,137	—

	477,973	437,049	—
Less: accumulated depreciation	(16,511)	(1,473)	—

Total	$461,462	$435,576	$—

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $15,038, $1,473 and none, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts, or other acceptable measures. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 5 – MINERAL PROPERTIES

The Company conducts exploration activities on patented and unpatented mining claims, and where appropriate, seeks joint venture partners to lease or sell such properties.

Sunshine Mine

The Company leased on June 6, 2003 the Sunshine Mine which includes approximately 240 patented and unpatented mining claims and related infrastructure buildings and equipment. The property includes the Sunshine Mine and Mill and all of the proximate support buildings, including the shops, dry, assay office, mine office, warehouse, hoist house, compressor building and surface and underground equipment. The leased property also includes the ConSil Mine and Mill and related infrastructure buildings and equipment. The lease, with a term of 15 years, provides an option for the Company to purchase the property for an amount between $3 and $5 million, indexed to the price of silver. The Company issued two million shares of common stock, assumed certain property tax payments in arrears and made other cash payments to secure the lease. The Company pays a monthly lease fee of $10,000 per month and is subject to certain royalty interests payable to third parties when the mine is in production. There are no work requirements included in the lease other than to comply with applicable laws and regulations. The Company is developing a plan to put the mine back into production and is concurrently engaging in surface exploration that has consisted of geochemical and geophysical studies and core diamond drilling. The Company has subsequently acquired by lease several adjacent properties to the Sunshine Mine that are accessible from the underground workings of the mine.

Galena-East/West Claims

The Company owns, by right of location, 17 unpatented mining claims in the Coeur d’ Alene Mining District Region which are adjacent to the Galena Mine property of Coeur Silver Valley, Inc. (“CSV”), a wholly owned subsidiary of Coeur d’ Alene Mines Corporation. In 1996, CSV signed a 20 year lease on the claim group which requires payment to the Company of an annual

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

royalty of $4,200 and a 15% net profit interest. CSV reported during 2004 it mined and milled approximately 11,100 tons of development material on the property with a silver grade of approximately 12 ounces per ton.

Chester Group of Mining Claims

On February 4, 2004, the Company leased the Chester Group which consists of nine patented mining claims and a 1/3 interest in four other patented mining claims that are adjacent to the mining claims of the Sunshine Mill. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $600.00 per month until such time as a royalty of 4% on net returns or a royalty of 20% of net profits is payable. The Company is also obligated by the lease to issue to Chester Mining Company 50,000 shares of restricted Sterling Mining Company common stock on each anniversary date that the lease is in effect.

JE Prospect

On January 15, 2003, the Company signed a lease on the JE Prospect covering 220 acres in northwest Montana. Pursuant to the agreement, in Year 1 of the lease the Company located 17 claims covering an additional 340 acres. The lease payment schedule is as follows:

•	$1,000 upon execution of the agreement, and upon 30 day and 10 month anniversaries

•	$4,000 by October 31, 2004, $7,500 by October 31, 2005 and 2006

•	$12,500 by October 31, 2007 and $15,000 by October 31, 2008

•	$20,000 per year on all subsequent October 31st dates

A production royalty of 2% gross returns will be paid to lessors on the total dollar value of the sales price of metals recovered from the property. During years 1-10 of the agreement, 0.5% of the aforementioned production royalty may be bought by the Company for $500,000. The remaining 1.5% royalty will remain effective through the life of the agreement, unless another buyout is negotiated. In year 2 of the lease, there is no work commitment other than the minimum requirement for claim maintenance unless the Company elects to withdraw from the project. In year 3, the Company is obligated for one drill hole, a minimum of 1,200 feet deep. In years 4 through 10, the Company is required to do a minimum of 1,000 feet of drilling per year.

Merger Mines Mining Claims

The Company leased the Merger Mines group of thirty five patented mining claims that are adjacent to the mining claims of the Sunshine Mine on July 6, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $2,500 per year until such time as a royalty of 5% on net smelter returns is payable. The advance royalty increases to $5,000 per year at the beginning of the sixth year, increases to $7,500 per year at the beginning of the eleventh year, and increases to $10,000 at the beginning of the twenty first year. The Company also issued to Merger Mines Corporation 20,000 shares of restricted Sterling Mining Company common stock as required by the lease at the beginning of the lease term. The Company is required to perform certain exploration activities

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

during the first 18 months with minimal costs to be incurred of $25,000, during the second 18 months with minimal costs to be incurred of $100,000, and following the first 36 months a minimum of $25,000 per year.

Metropolitan Mines Mining Claims

The Company leased on September 16, 2004 the Metropolitan Mines Corporation’s group of forty unpatented mining claims and Metropolitan’s partial interest in two patented claims that are adjacent to the mining claims of the Sunshine Mine. The Company also conveyed to and leased back from Metropolitan Mines Corporation 37 unpatented mining claims. The lease term is indefinite until cancelled. The lease is subject to an advance royalty payable by the Company of $1,000 per month until such time as ore is produced from the Metropolitan property. Net proceeds, when ore is produced, are to be split between Metropolitan (16% or 50%) and the Company (84% or 50%) depending upon the location of the production. Metropolitan Mines Corporation also delivered 200,000 shares of their restricted common stock to the Company as part of the aforementioned lease transactions.

Mineral Mountain Mining Claims

The Company leased the Mineral Mountain Mining and Milling Company group of four patented mining claims that are adjacent to the mining claims of the Sunshine Mine on February 25, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $3,600 per year until such time as net profits royalties of 3% are payable. The Company also issued to Mineral Mountain 30,000 shares of restricted Sterling Mining Company common stock as required by the lease at the beginning of the lease term.

Northwest Montana Group Claims

The Company leased four groups of unpatented mining claims located in Lincoln and Sanders Counties in Western Montana from Timberline Resources Corporation. Each claim group has the potential to host stratabound silver/copper deposits in the favorable Revett rock formation. The Lucky Luke Claim Group consists of twenty unpatented mining claims in Sanders County, the Standard Creek Claim Group consists of twenty nine unpatented mining claims in Lincoln County, the Minton Pass Claim Group consists of twenty unpatented mining claims in Sanders County, and the East Bull Claim Group consists of twenty six unpatented mining claims in Lincoln county, Montana. The lease was dated November 26, 2004, has a term of 20 years and is renewable for an additional twenty years. The lease is subject to an advance royalty of $5,000 for each of the above claim groups that remain subject to the lease on June 1 of each year beginning in 2007. The Company will be obligated for a payment of $20,000 on June 1, 2007 if it then continues to hold by lease all four groups. Consideration provided to Timberline by the Company consisted of recognizing as paid a $65,500 receivable, and a cash payment to Timberline of $19,600.

Other U.S. Exploration Prospects

The Company has numerous exploration prospects held by ownership, lease or lease option in the states of Idaho and Montana comprising over 4,000 acres of unpatented mining claims. Generally

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

mining properties are leased for 10 to 25 year terms with a net smelter return of 1% to 2%, or an operating profit interest up to 50% due to the owner. Owned properties are unpatented mining claims subject to the paramount title of the federal government, subject to annual work requirements and annual fees.

Sterling Mining De Mexico, S.A. De C.V. Properties

The Company formed Sterling Mining De Mexico, S.A. De C.V. in February, 2004, to engage in the exploration and exploitation of silver minerals in Mexico. Sterling Mining De Mexico is a 99% owned subsidiary of Sterling Mining Company. As of December 31, 2004, the Company had invested approximately $1.75 million dollars in its Mexican subsidiary, of which a significant portion has been used to construct the Baroness Plant and acquire silver bearing mineral concessions and leases near the plant. These properties include:

Baroness Lease

The Baroness property is located approximately three kilometers northeast of the city of Zacatecas, in the state of Zacatecas, Mexico. The Baroness project consists of a vat leach plant for the treatment of silver bearing tailings at the plant site and silver bearing minerals from other properties near the site. The property consists of approximately five hectares (12 acres).

San Acacio Lease

The San Acacio lease is located approximately five kilometers northeast of the City of Zacatecas and two kilometers from the Baroness Plant. The property consists of approximately ten exploitation concessions containing approximately 745 hectares (1,840 acres). The properties have been worked in the past at shallow depths for the extraction of silver minerals.

Other Mexico Mineral Concessions

Sterling Mining De Mexico, S.A. De C.V. holds several exploration mineral concessions that are situated approximately 60 kilometers to the southeast of the city of Zacatecas. These include the Tesorito Group, the Esperanza Group, the La Aventurera Group, and the Bolshoi. These properties comprise approximately 5,000 hectares (12,350 acres). Some of these properties have been worked in the past at shallow depths for the extraction of silver minerals.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the Company loaned a director of its Mexico subsidiary $9,065. This amount is recorded on the balance sheet as an account receivable from related parties. During the year ended, December 31, 2003, the Company borrowed $7,150 from two of its directors. This amount plus $2,494, from 2002, totaling $9,644 is recorded in the accompanying financial statements under the caption of accounts payable - related party.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

NOTE 7 – COMMON STOCK

During the year ended December 31, 2004 the Company issued 523,125 shares of common stock for cash of $1,688,119, issued 24,397 shares of common stock for accrued expenses valued at $24,199, issued 42,598 shares of common stock for services valued at $257,486, issued 80,000 shares of common stock for securities investments of $1,013,500, and issued 30,000 shares of common stock for lease expenses valued at $219,200. Additionally, the Company issued 2,234,672 shares of common stock upon the exercise of warrants valued at $537,918 and the receipt of $1,696,769; issued 672,809 shares of common stock upon the exercise of stock options valued at $338,862 and the receipt of $504,607; and retired 100 shares of purchased common stock valued at $1,000.

During the year ended December 31, 2003 the Company issued 3,314,009 shares of common stock for cash of $902,108, issued 217,693 shares of common stock for services valued at $180,767, issued 31,000 shares of common stock for non-cash consideration, and 2,000,000 shares of common stock for leased property valued at $1,300,000. Additionally, the Company issued 1,632,886 shares of common stock upon the exercise of warrants valued at $300,036 and the receipt of $1,159,665; issued 234,300 shares of common stock upon the exercise of stock options valued at $119,349 and the receipt of $174,225; and retired 10,652 shares of purchased common stock valued at $120,764, and issued 50,000 shares of common stock for securities.

During the year ended December 31, 2002 the Company issued 6,000 shares of common stock for services valued at $1,140.

During the year ended December 31, 2001, the Company issued 16,000 shares of common stock for cash of $2,000, issued 91,764 shares of common stock for services valued at $11,397, issued 80,000 shares of common stock for investments valued at $10,750 and issued 109,400 shares of common stock in lieu of debt valued at $13,675.

During the year ended December 31, 2000, the Company issued 8,586 shares of common stock for $4,430 cash and 71,900 shares of common stock were issued for services valued at $10,785. Additionally, the Company issued 25,000 shares of common stock for the exercise of stock options valued at $7,909 and for cash of $6,250. The Company amended the exercise price of 12,500 of these stock options from $0.60 per share to $0.25 per share during the year ended December 31, 2000.

During the year ended December 31, 1999, Sterling Mining Company issued 1,400 shares of common stock for services valued at $70.

During the year ended December 31, 1998, Sterling Mining Company issued 20,000 shares of common stock for services valued at $1,000. Additionally, 1,300,000 shares of common stock were issued to purchase the net assets of Ashington Mining Corporation. This transaction was effective December 31, 1998, and was valued at $175,842.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

During the year ended December 31, 1997, Sterling Mining Company issued 168,445 shares of common stock for services valued at $16,858.

On January 20, 1969 the directors of Sterling Mining Company authorized an increase in authorized common stock shares from 1,500,000 to 5,000,000 and reduced the par value of common stock from $0.10 per share to $0.05 per share and declared a 2:1 forward stock split of Sterling Mining Company common stock shares. This increased the outstanding number of shares from 1,541,948 to 3,083,896.

From inception through March 1930 the Company issued 810,000 shares of common stock at $0.10 per share to acquire mining property, and 44,300 shares of common stock at $0.10 per share for cash.

From January 1915 through December 31, 1970 the Company issued 687,648 shares of common stock for development costs at $0.058 per share.

The Company was incorporated on February 18, 1903, with 1,500,000 shares of $1.00 common stock authorized. On March 26, 1952, the Company’s shareholders approved a reduction in par value to $0.10 per common share.

NOTE 8 – STOCK OPTIONS

On April 16, 1999, the Company’s board of directors approved a stock option plan. The number of shares eligible for issuance under the plan is to be determined by the Company’s board of directors.

During the year ended December 31, 2004, the company granted 100,000 options with an exercise price of $6.00 and an expiration date of June 6, 2006. The fair value of the option granted on the issue date was $517,690 using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating the option’s fair value: A risk free interest rate of 2.70%, volatility of 154.22% and expected life of 2 years. Also, during the year ended December 31, 2004, 424 options valued at $93 expired, and 672,809 options were exercised for cash of $504,607.

During the year ended December 31, 2003, the Company granted 2,056,000 options with exercise prices ranging from $0.50 to $2.00 and expirations at various dates through 2013. The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: Risk free interest rates of 1.08% to 3.36%, volatility of 99% to 153% and expected life of 1 to 10 years. The total value of options granted was calculated at $1,035,913. Also, during the year ended December 31, 2003, 100,000 options valued at $33,172 expired, and 234,300 options were exercised for cash of $174,225.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

During the year ended December 31, 2002, 75,000 stock options valued at $23,726 expired.

During the year ended December 31, 1999, the Company granted 200,000 options with exercise prices ranging from $0.25 to $0.60 and expirations at various dates through 2003. The fair value of each option is estimated on the issue date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: Risk free interest rate of 5%, volatility of 146% and expected life of 3 to 5 years. The total value was calculated at $64,807.

Following is a summary of stock option activity during the years ending December 31, 2002, 2003 and 2004.

	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2002	175,000	$0.33
Granted	—	—
Exercised	—	—
Expired	(75,000)	0.33

Options outstanding at December 31, 2002	100,000	0.33

Granted	2,056,000	0.75
Exercised	(234,300)	0.74
Expired	(100,000)	0.48

Options outstanding at December 31, 2003	1,821,700	0.75

Granted	100,000	6.00
Exercised	(672,809)	0.75
Expired	(424)	0.75
Purchased from option holders	(65,000)	0.75

Options outstanding at December 31, 2004	1,183,467	$1.19

The weighted average fair value of options granted during the years ended December 31, 2004, 2003 and 2002, was $5.18, $0.50 and $0.00, respectively.

Summarized information about stock options outstanding and exercisable at December 31, 2004 is as follows:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.75	1,083,467	4.27	$0.75	1,083,467	$0.75
6.00	100,000	1.43	6.00	100,000	6.00

$ 0.75 - 6.00	1,183,467	4.03	$1.19	1,183,467	$1.19

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

NOTE 9 – COMMON STOCK WARRANTS

During the year ended December 31, 2004, the Company granted 374,178 common stock warrants with exercise prices ranging from $1.93 to $7.00 and expirations at various dates through 2008. The total value of the warrants issued was estimated at $834,300.

During the year ended December 31, 2003, the Company granted 4,073,466 common stock warrants with exercise prices ranging from $0.40 to $3.50 and expirations at various dates through 2006. The total value of the warrants issued was estimated at $977,002.

Following is a summary of stock warrant activity for the years ended December 31, 2004 and 2003. There was no warrant activity for the year ended December 31, 2002.

	Common Shares Under Warrants	Weighted Average Exercise Price Per Share	Fair Value Per Share At Grant Date	Expiration Date
Outstanding at January 1, 2003	—	n/a	n/a	n/a
Warrants issued in connection with sale of common stock	3,714,009	$0.84	$0.45 - $6.60	2/04 - 9/05
Warrants issued in connection with adverstising agreement	150,000	$0.75	$0.82	8/05
Warrants issued for financing expenses	209,457	$0.75	$2.25	7/06
Warrants exercised	(1,632,886)	$0.71	$0.45 - $6.30	2/04 - 7/06

Outstanding at December 31, 2003	2,440,580	$0.92	$0.45 - $6.60	2/04 - 7/06

Warrants issued in connection with sale of common stock	275,000	$7.00	$6.10 - 13.40	8/05 - 5/08
Warrants issued in connection with lease agreement	99,178	$3.73	$5.90	12/04 - 6/05
Warrants exercised	(2,234,672)	$0.76	$0.40 - $2.00	2/04 - 7/06
Warrants expired	(79,197)	$1.54	$0.40 - $3.00	2/04 - 12/04

Outstanding at December 31, 2004	500,889	$5.43	$3.50 - $13.40	1/05 - 5/08

The weighted average fair value of warrants granted during the years ended December 31, 2004 and 2003 was $2.23 and $0.24, respectively.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Mineral Leases

The Company has secured leases of several mineral properties. Each of the leases is subject to lease payments as shown in the table below.

Mineral Lease	Production Royalties Payable (1)	2004 Annual Lease Fees	2004 Annual Work Required
Baroness Concession (2)	Yes	$—	None
Chester Claim Group (3)	Yes	7,200	None
J.E. Prospect	Yes	4,000	None
Merger Mines Claim Group	Yes	2,500	None
Metropolitan Mines Claim Group	Yes	12,000	None
Mineral Mountain Claim Group	Yes	3,600	None
Montana Revett Claim Group (4)	Yes	—	None
San Acacio Concession	Yes	150,000	None
Sunshine Mine and Infrastructure (5)	Yes	120,000	None

		$299,300

(1)	All leases are subject to production royalties. No such royalties were payable in 2004.
(2)	$350,000 in cash and $100,000 in the Company’s common stock were prepaid in 2004 to apply to the life of the Baroness lease of 225 months. There are no annual lease fees.
(3)	The Chester Claim Group lease also requires an annual payment of 50,000 shares of the Company’s common stock.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

(4)	Montana Revett Claim Group annual lease fee of $20,000 commences on June 1, 2007.
(5)	Production royalties are not payable to lessor, but are payable to third parties.

Other Leases

The Company has entered into a lease for office space on Big Creek Road near the Sunshine Mine site at $1,250 per month through September 2005. The Company has entered into a lease for office space in Coeur d’Alene for $850 per month through November 2005, increasing to $875 from December 2005 through November 2006 and increasing to $902 from December 2006 through November 2007.

Compliance with Environmental Regulations

The Company is subject to a variety of federal, state and local statues, rules and regulations designed to protect the quality of the water and air, and threatened or endangered species, in the vicinity of many of its mining operations. These regulations include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility. The Company is investigating the necessary environmental requirements and any bonding necessary to comply with the regulations.

Employment Agreements

The Company entered into agreements with two key employees during the year ended December 31, 2003 to ensure that the employees’ services would be retained in situations in which the employees’ normal compensation might not have been sufficient to retain the employees. During 2004, one of those agreements was replaced, and an agreement was entered into with another key employee. The agreements provide the employees guaranteed compensation for various periods of time up to ten years in duration and other employee benefits. Total cash compensation for the years ended December 31, 2003 and 2004, for these employees was $12,423 and $98,855, respectively.

During 2004, a key employee was granted a severance pay agreement that is effective through January 1, 2014, and another key employee was granted a severance pay agreement effective through January 31, 2009. These agreements provide compensation to the employees in the event of termination of employment at various compensation levels, depending upon the reason for termination. The maximum termination compensation payable to one employee is $250,000. The maximum termination compensation payable to the other employee was raised from $350,000 to $600,000 effective January 28, 2005.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Other Taxes

The Company assumed certain property taxes in arrears as part of the Company’s obligation in the lease of the Sunshine Mine. The Company has paid property taxes in arrears for the years 1999 through 2001. Tax liabilities including penalties and interest outstanding at December 31, 2004 are shown below.

Tax year: 2002	$217,797
2003	159,905
2004	31,887

Total accrued property taxes at December 31, 2004	$409,589

The Company also accrued at December 31, 2004, an amount for the underpayment of certain payroll taxes for the years 2003 ($46,670) and 2004 ($44,506). Those taxes were paid in 2005.

The Company has corrected some earlier payroll tax and information returns, and has accrued a liability for taxes and penalties that may result from the underpayment of those taxes. There may be other penalties the Company has not sufficiently provided for, and the Company will pay those penalties if they are assessed. Any further assessments are not expected to be material to the Company and its estimates.

NOTE 11 – ASHINGTON MINING CORPORATION

Effective December 31, 1998, Sterling Mining Company purchased the net assets of Ashington Mining Corporation. The purchase amount of $175,842 was paid through the issuance of 1,300,000 shares of Sterling Mining Company’s common stock valued at an average of $0.135 per share. The acquisition was recorded using the purchase method of accounting.

During 1999 through 2002, Ashington Mining Corporation issued common shares for cash, services, property, and investments thereby reducing Sterling Mining Company’s ownership interest. At December 31, 2002, the Company’s ownership interest amounted to approximately 83%. During 2003, the Company recognized losses of $11,457 from Ashington’s operations. As of December 31, 2002, the minority shareholders interest in Ashington was $64,016.

Effective December 20, 2003, Ashington Mining Corporation sold securities in other mining companies to the Company in exchange for 6,000,000 shares of Ashington Mining Corporation common stock. This transaction terminated the parent/subsidiary relationship between Sterling and Ashington. During 2004, the Company recognized gains from the operations and selling of Ashington of $217,739.

The effect upon earnings per share for the discontinued activities of Ashington for the year ended December 31, 2003 was a gain of $.02 per share. For the year ended December 31, 2002, there was no nominal effect upon earnings of losses per share.

NOTE 12 – SUBSEQUENT EVENTS

Employment Agreements

The Company raised the termination pay of one employee from $350,000 to $600,000 subsequent to December 31, 2004. See Note 10.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

Unpatented Mining Claims

The Company continues to acquire additional unpatented mining claims in the normal course of business subsequent to December 31, 2004. These unpatented mining claims are subject to annual maintenance fees as required by federal and state authorities.

Investments

The value of the Company’s marketable securities and long term investments decreased during the period from December 31, 2004 to June 30, 2005 primarily as a result of a decrease in the market prices for small cap stocks in the precious metals industry. Marketable securities decreased by about $6,500, and long term investments decreased by about $320,000. The Company’s management believes that these decreases are not permanent. The Company adjusts the value of its securities to market prices at the end of each reporting period.

The value of other investments which include stock purchase options and stock purchase warrants also decreased during the period from December 31, 2004 to June 30, 2005 by about $82,000. The Company adjusts the balance of derivatives at the end of each reporting period using Black-Scholes calculations. The value of these instruments are expected to continue to decrease over time as their expiration dates approach. However the valuations are subject to market prices, and there will be periods in which the values of certain instruments may rise.

On August 4, 2005, the option to purchase 192,000 shares of the common stock in Chester Mining Company expired. The expiration of the purchase option results in no value to the Chester option after the expiration date. Black-Scholes calculations of the Chester option values indicated a value of approximately $192,500 at June 30, 2005, and $157,200 at December 31, 2004.

Liquidity

The Company’s liquidity has deteriorated significantly since December 31, 2004 in that readily available current assets have decreased significantly and near term current liabilities have increased significantly. The Company’s ability to continue as a going concern remains dependent upon imminent sales of the Company’s common stock. The Company expects to fund its operations through private placements of common stock and cash flow from its Mexico operations.

Sterling Mining De Mexico

The Baroness leach plant processed tailings from the Baroness site and screen undersize from the San Acacio property and recovered silver precipitate. The plant operators have developed knowledge of the leaching characteristics of the different silver bearing materials processed. The plant has shipped several batches of silver precipitate to a smelter for refining. The plant has the capability to produce dore bars from the silver precipitate.

The San Acacio site has been outfitted with a screening plant to segregate the silver bearing materials that are amenable to the Company’s vat leaching process. The Company has also tested the San Acacio material for possible heap leaching, and preliminary testing indicates that some of the silver bearing material is amenable to heap leaching.

STERLING MINING COMPANY

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2004

The Company has retained a consulting geologist to outline an exploration program for its Mexico properties. It is expected that this program may include some geophysical testing and will include some core diamond drilling.